                                                                   Exhibit 10.19


                                OPTION AGREEMENT




           THIS OPTION AGREEMENT is entered into this 6th day of July, 1998, by and between Leiras Oy, a Finnish corporation with its offices at Pansiontie 47, FIN-20101 Turku, Finland (hereinafter referred to as "Leiras"), Berlex Laboratories, Inc., a Delaware corporation with offices at 340 Changebridge Road, Montville, New Jersey 07045-1000 (hereinafter referred to as "Berlex"), and Anthra Pharmaceuticals, Inc., a Delaware corporation with its offices at 19 Carson Road, Princeton, New Jersey 08540 (hereinafter referred to as "Anthra").

                              W I T N E S S E T H:

           WHEREAS, the parties hereto have signed a Term Sheet dated December 12, 1997 pursuant to which they agreed to enter into negotiations for the development and marketing of dosage forms containing as the active ingredient disodium clodronate in the United States of America; and

           WHEREAS, pursuant thereto, among other things, the parties have negotiated the terms of a Development Agreement and a Manufacturing Agreement (each as hereinafter defined); and

           WHEREAS, Anthra has requested additional time within which to consider whether to enter into the Agreements (as hereinafter defined) ; and

           WHEREAS, Leiras has agreed to grant Anthra an option to enter into the Agreements, and Anthra and Berlex have agreed thereto, subject to and in accordance with the terms hereof.

           NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions

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
(a) "Development Agreement" shall mean the undated form of Development and Commercialization Agreement among Leiras, Berlex and Anthra identified as 4429/18/JKK, annexed hereto as Exhibit A and initialed by the parties for purposes of further identification.

(b) "Manufacturing Agreement" shall mean the undated form of Manufacturing Agreement between Leiras and Anthra identified as 4430/13/JKK, annexed hereto as Exhibit B, and initialed by the parties for purposes of further identification.

(c) "Agreements" shall mean the Manufacturing Agreement and the Development Agreement.

(d) "Pre-Clinical Studies", "FDA" and "NDA" as used in Section 4 hereof and "Affiliate" and "Schering Group" as used in Section 7 hereof shall have the meanings set forth in the Development Agreement.

2. Grant of Option

(a) For and in consideration of the nonrefundable sum of Two Hundred Thousand U.S. Dollars (USD 200,000), paid by Anthra to Leiras by wire transfer on the date hereof, Leiras hereby grants Anthra the option to enter into the Agreements. Such option shall be exercisable by written notice from Anthra to Leiras on or before 5 P.M. local time, Helsinki, Finland, September 30, 1998, accompanied by wire transfer payment to Leiras of Eight Hundred Thousand U.S. Dollars (USD 800,000), representing the balance of the portion of the nonrefundable payment due under Section 5.1(a) of the Development Agreement, it being agreed by the parties hereto that the foregoing amount of Two Hundred Thousand U.S. Dollars (USD 200,000) shall be credited toward the One Million U.S. Dollars (USD 1,000,000) due under said Section 5.1(a) if, and only if, the option hereunder is duly exercised. Upon the exercise of the option, Leiras, Anthra and Berlex shall be bound by all of the terms and conditions of the Development Agreement and Leiras and Anthra shall be bound by all of the terms and conditions of the Manufacturing Agreement, in each case effective as of the date of such exercise. The parties hereto shall be so bound without further execution and delivery of the Agreements, but may, for purposes of convenience, execute and deliver such respective Agreements.

(b) In the event that the foregoing option is not exercised on or before September 30, 1998, the option shall expire in its entirety, and no party hereto shall have any obligation to any other party hereto under the Agreements. The provisions of Sections 3, 4(c), 5, 6, 7, 8 and 9 of this Option Agreement shall survive such expiration.

3. Confidential Information

(a) Nondisclosure. Except to the extent permitted by this Section 3 or as otherwise agreed by the parties in writing, the parties agree that, at all times during the term of this Option Agreement and for thirty
           (30) years and three (3) months thereafter, the party receiving information hereunder (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose other than in connection with this Option Agreement and the Agreements any information furnished to it by another party (the "Disclosing Party") pursuant to this Option Agreement or otherwise relating to any transaction contemplated hereby or by the Agreements, including information heretofore furnished to it (the "Confidential Information"), except to

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
           the extent that the Receiving Party can establish by competent proof that such information:

           (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as evidenced by the Receiving Party's prior written records;

           (ii) was part of the public domain at the time of its disclosure by the Disclosing Party;

           (iii) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement; or

           (iv) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others.

(b) Authorized Disclosure. Each party may disclose Confidential Information to the extent that such disclosure is:

           (i) Made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however , that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order

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
                     is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

           (ii) Otherwise required by law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which shall be provided to the Disclosing Party at least forty-eight (48) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this Section 3(b);

(c) Public Announcements. No party hereto shall make any public announcements regarding this Option Agreement or the Agreements or the transactions contemplated hereby or thereby without the written consent of the other parties; provided, however, that each party shall be entitled to disclose information to the extent required to comply with applicable securities laws, including those relating to initial public offerings. The disclosing party shall be solely responsible for the accuracy and completeness of any such disclosure. Except as required by law, no party to this Option Agreement shall use the name of another party or any of its Affiliates or parent companies, including, without limitation, Schering AG in any public announcement, press release or other public document without the prior written consent of such other party.

(d) Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

(e) Remedies. Each Receiving Party agrees that the unauthorized use or disclosure of any material Confidential Information by the Receiving Party in violation of the provisions of this Section 3 will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Section 3, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post a bond as a condition for obtaining any such relief.

4.         Development Work

           (a) Promptly following execution of the Option Agreement, Anthra agrees to commence, and thereafter diligently continue to conduct development activities contemplated under Article 4 of the Development Agreement to the extent necessary or appropriate as preparatory to the pre-NDA meeting with the FDA contemplated under Section 4.7 of the Development Agreement.

           (b) Promptly following execution of this Option Agreement, Leiras agrees to furnish Anthra with copies of its reports of clinical and preclinical studies as contemplated under
                     Article 3.1 of the Development Agreement for purposes of assisting Anthra in its preparation for the pre-NDA meeting referred to in paragraph (a) hereof.

           (c) In the event the option under Section 2 of this Option Agreement is not duly exercised in accordance with its terms, then on or before October 5, 1998, Anthra shall, at Anthra's sole cost and expense and without any compensation from Leiras or Berlex: (i) return to Leiras all study reports and any other Confidential Information furnished by Leiras to Anthra, and (ii) provide Leiras with all preparatory work undertaken by Anthra under paragraph (a) hereof, and Anthra shall have no right to use such study reports or other Confidential Information or preparatory work.

5. Applicable Law

           The validity, interpretation and implementation of this Agreement shall be governed by the internal laws of the State of New York, without regard to the choice of law provisions thereof.

6. Arbitration

           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be held in New York, New York, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

           There shall be three arbitrators appointed. Anthra, on the one hand, and Leiras, on the other hand, shall each appoint one such arbitrator, and the two arbitrators shall appoint a third, arbitrator; provided, however, if the controversy or claim is between Berlex and Anthra, Berlex shall appoint an arbitrator in place of Leiras. If, the party-appointed arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed in

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
           accordance with the Commercial Arbitration Rules of the American Arbitration Association. All proceedings under this Section 6 shall be conducted in English in New York, New York, or at such other location as the parties may agree. All arbitration rulings and awards shall be final and binding on the parties. The losing party shall bear the cost of conducting the arbitration, but each party shall otherwise bear its own expenses thereof, including, without limitation, its own legal fees.

7. Assignment

           No party may assign any of its rights and obligations under this Agreement without the prior written consent of the other parties, except that Leiras or Berlex may assign its rights to another member of the Schering Group.

8. Entire Agreement

           This Agreement together with Exhibits A and B hereto constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the parties.

9. Notices

           All notices given by a party to the other shall be in writing in English and sent by courier service delivered letter, or by facsimile, cable, telex or telefax (copies of which are to be subsequently forwarded as confirmation by courier service delivered letter), to the other party's address as indicated below or any other address notified in lieu thereof. All notices shall be effective upon receipt.

           Leiras

           To:      Leiras Oy
                    Pansiontie 47
                    P.O. Box 415
                    Fin-20101 Turku
                    Finland
                    Attention:        Legal Department
                    Telecopier No.:   011 358 2 333 2465

           Anthra
           To:       Anthra Pharmaceuticals, Inc.
                     19 Carson Road
                     Princeton, New Jersey 08540
                     Attention:       Michael Walker, CEO
                     Telecopier No.:  1-609-924-3875

           Anthra
           To:       Anthra Pharmaceuticals, Inc.
                     19 Carson Road
                     Princeton, New Jersey 08540
                     Attention:       Michael Walker, CEO
                     Telecopier No.:  1-609-924-3875

           Berlex
           To:       Berlex Laboratories, Inc.
                     340 Changebridge Road
                     Montville, New Jersey 07045-1000
                     Attention:       Legal Department
                     Telecopier No.:  1-973-276-2005

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                                          LEIRAS OY


                                          By:/s/ Bernard Schefter
                                             ----------------------------------
                                             Name:  Bernard Schefter
                                             Title: President


                                          By:/s/ Timo Lappalainen
                                             ----------------------------------
                                             Name:  Timo Lappalainen
                                             Title: Vice President

                                          BERLEX LABORATORIES, INC.


                                          By: /s/ John Nicholson
                                             ----------------------------------
                                             Name:  John Nicholson
                                             Title: Treasurer


                                          ANTHRA PHARMACEUTICALS, INC.


                                          By: /s/ Michael Walker
                                             ----------------------------------
                                             Name:  Michael Walker
                                             Title: President

                                                                       EXHIBIT A



                   DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

                                      among

                                   LEIRAS OY,

                            BERLEX LABORATORIES, INC.

                                       and

                          ANTHRA PHARMACEUTICALS, INC.


Dated:               ____________________, 1998

                   DEVELOPMENT AND COMMERCIALIZATION AGREEMENT


           THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the Development Agreement is entered into this ____ day of _____________, 1998, by and between Leiras Oy, a Finnish corporation with its offices at Pansiontie 47, FIN-20101 Turku, Finland (hereinafter referred to as "Leiras"), Berlex Laboratories, Inc., a Delaware corporation with offices at 340 Changebridge Road, Montville, New Jersey 07045-1000 (hereinafter referred to as "Berlex"), and Anthra Pharmaceuticals, Inc., a Delaware corporation with its offices at 19 Carson Road, Princeton, New Jersey 08540 (hereinafter referred to as "Anthra").

                              W I T N E S S E T H:

           WHEREAS, the parties hereto have signed a Term Sheet dated December 12, 1997 pursuant to which they have agreed to enter into negotiations for the development and marketing of dosage forms containing as the active ingredient disodium clodronate in the United States of America; and

           WHEREAS, pursuant thereto, among other things, the parties have agreed to negotiate a Development Agreement; and

           WHEREAS, the parties have agreed to the terms and conditions as further hereinafter set forth, and Leiras and Anthra are simultaneously herewith entering into a Manufacturing Agreement as contemplated by the Term Sheet.

           NOW, THEREFORE, the parties hereto hereby agree as follows:

10. DEFINITIONS

           The following terms used in this Development Agreement shall have the following meanings:

           (a)       "Additional Studies" shall have the meaning set forth in
                     Section 4.7.

           (b) "Affiliate" of a Person shall mean any other Person which, directly or indirectly, is Controlled by, or is under common Control with, such Person.

           (c)       "Applicable Rate" shall have the meaning set forth in
                     Section 6.1 (e)(iii)

           (d)       "Clinical Studies" shall have the meaning set forth in
                     Section 3.1.

           (e) "CMC Data" shall mean all information contained in, and data supporting, the CMC Section of all INDs, NDAs or SNDAs covering the Product for the Indications.

           (f) "CMC Section" shall mean the Chemistry, Manufacturing and Control and Facilities section of the IND, NDA or SNDA, as the case may be, for the Product for the H-Indication or O-Indication.

           (g) "Control" shall mean the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

           (h)       "Effective Date" shall mean the date first above written.

           (i) "FDA" shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services, and any successor agency having substantially the same functions.

           (j)       "Force Majeure" shall have the meaning set forth in Section
                     16.1.

           (k) "H-Indication" shall mean the treatment of hypercalcemia in humans due to malignancy.

           (l) "IAS" shall mean the international accounting standards promulgated by I the International Accounting Standards Committee.

           (m) "Improvements" shall mean all discoveries, formulae, data, inventions, know-how and trade secrets, procedures, devices, technology, formulations, and other intellectual property covering any enhancement in the formulation, ingredients, presentation, means of delivery, dosage or packaging of the Product or covering a new indication or application for the Product. In no event shall "Improvements" include any methods or processes or other means of manufacture of the Product or any part thereof.

           (n) "IND" shall mean the Investigational New Drug Application number IND 44.160 filed with the FDA by Leiras relating to the Product.

           (o) "Indications" shall mean the H-Indication and the O-Indication in humans.

           (p) "Launch" shall mean the first commercial sale of the Product in the Territory following the approval of an NDA for the O-Indication or the H-Indication.

           (q) "Manufacturing Agreement" shall mean the Manufacturing Agreement of even date herewith between Leiras and Anthra.

           (r) "Market" or "Marketing" shall mean all programs and activities relating to the promotion and sale of the Product in the Territory, including but not limited to, advertising, seminars, symposia, training and education, as well as detailing, selling, contracting for sale of, and distributing the Product.

           (s) "Minimum Royalty" shall mean with respect to each Royalty Period (or part thereof) for which Berlex is obligated to pay Anthra a royalty under Section 6.1(e)(iii) below, the product of (a) fifty percent (50%), and (b) the Applicable Rate and (c) the Net Sales for such Royalty Period as projected in a written determination made by an independent third party mutually selected by Berlex and Anthra, within one year prior to the anticipated date of Launch. In the event, however, that there is any material change in any assumption relied upon by such independent third party in projecting the Net Sales for any Royalty Period(s), the independent third party, or, in his absence or unavailability, a successor to be mutually selected by Berlex and Anthra, shall revise the Net Sales for such Royalty Period(s) accordingly. Without limiting the foregoing, in the event that the FDA-approved labeling differs materially from the labeling initially proposed by Anthra to the FDA, a material change in the assumptions relied on by the independent third party shall be deemed to have occurred.

           (t) "NDA" shall mean a New Drug Application to the FDA for the Product.

           (u) "Net Sales" shall mean the amount invoiced for the Product per unit by (a) Anthra and, if it sublicenses the selling rights, its sublicensees (hereinafter "the selling party") and (b) in the event that Berlex exercises the Option, Bedex and, if it sublicenses the selling rights, its sublicensees (hereinafter "the selling party") to third parties in the Territory, less reasonable and customary deductions applicable for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charge imposed upon the sale of the product and paid by the selling party; (iii) distributors' discounts, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product; (v) allowances or credits to customers, not in excess of the selling price of the product, on account of governmental requirements, rejection, outdating, recalls or return of the product, and (vi) costs of customer programs such as cost-effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules, for the purpose of securing managed care contracts (to the extent that such programs directly result in incremental the Product sales); provided, however, that any deduction pursuant to clause (vi) shall be prorated over the term of the relevant contracts. Notwithstanding anything to the contrary contained in the foregoing sentence, Net Sales to customers other than U.S. governmental entities and state programs for indigent patients shall be deemed in the aggregate to be not less than eighty percent (80%) of the selling party's published wholesale price multiplied by the number of units of the Product sold to customers in the Territory, less deductions for freight, postage, shipping and insurance to the extent included in such wholesale price.

           For the purpose of calculating a selling party's Net Sales, the parties recognize that (a) a selling party's customers may include persons in the chain of commerce who enter into agreements with a selling party as to price even though title to the product does not pass directly from a selling party to such customers, and even though payment for such Product is not made by such customers directly to a selling party and (b) in such cases chargebacks listed above and paid by a selling party to or through a third party (such as a wholesaler) can be deducted by a selling party from gross revenue in order to calculate Net Sales. Any deductions listed above, which involve a payment by a selling party shall be taken as a deduction against aggregate sales for the period in which the payment is made. Sale of the Product between a party and its sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. Net Sales will be accounted for in accordance with IAS.

           (v) "O-Indication" shall mean the treatment of osteolysis (osteolytic bone metastases) in humans.

           (w) "OP-Indication" shall mean the prevention of osteolysis (osteolytic bone metastases) in humans.

           (x)       "Option" shall have the meaning set forth in Section
                     6.1(a).

           (y)       "Option Period" shall have the meaning set forth in Section
                     6.1(b).

           (z) "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including, without limitation, a government or political subdivision, department or agency of a government.

           (aa)      "Pre-Clinical Studies" shall have the meaning set forth in
                     Section 4.7.

           (bb) "Product" shall mean disodium clodronate in the finished dosage forms listed and conforming to the Specifications which are set forth in Exhibit 1.28.

           (cc) "Royalty Period" shall mean each twelve (12) consecutive month period commencing on the date of Launch and each anniversary thereof.

           (dd) "Schering Group" shall mean Schering AG and its Affiliates, including, but not limited to, Leiras and Berlex.

           (ee) "Specifications" shall mean the specifications for the Product as set forth in Exhibit 1.28 hereto.

           (ff) "SNDA" shall mean a Supplemental New Drug Application for the Product.

           (gg) "Technology" shall mean any information, technical knowledge, expertise, practice, inventions, procedures, formulae, trade secrets, analytical methodology, stability and other data, toxicological information, and know-how in tangible or intangible form, whether patented (including the Patents referred to in Section 13.1 hereof), patentable or otherwise, other than the Pre-Clinical Studies and Clinical Studies, in which any member of the Schering Group has an ownership or a license, and which relates to preclinical, CMC and clinical experience regarding the Product and which is pertinent to the NDA or the SNDA for the Indications. In no event shall Technology include any methods or processes or other means of manufacture of the Product or any part thereof.

           (hh) "Territory" shall mean the United States of America, and its territories and possessions and the Commonwealth of Puerto Rico.

           (ii) "Trademark" shall mean the trademark BONEFOS(R), as further described on Exhibit 1.35.

           (jj) "Transfer Date" shall mean the date of the transfer and assignment of Anthra's rights to Berlex under Section 6.1
                     (e) of this Agreement in the event Berlex exercises its Option.

11. RIGHTS AND LICENSES

           (a) Subject to the terms and conditions of this Agreement, including without limitation, Article 6, Leiras hereby grants to Anthra a perpetual exclusive license under the Technology to develop and Market, sell and distribute the Product in the Territory for the H-Indication, the O-Indication and such other indications as the parties may agree, and a non-exclusive royalty-free license to use the Clinical

                     Studies, Pre-Clinical Studies, and CMC Data solely for the purpose of preparing, securing approval of, and maintaining the NDA and SNDA for the Product for the Indications, and such other indications as the parties may agree, and for Marketing the Product in the Territory. The license granted to Anthra hereunder is limited to the Product which has been purchased from Leiras under the Manufacturing Agreement, or purchased by Anthra from (i) a Second Source to the extent permitted under Section 11.1 of the Manufacturing Agreement or (ii) under the terms of the license referred to in Section 15.6 of the Manufacturing Agreement following termination of the Manufacturing Agreement as provided in said Section 15.6. In the event that Anthra wishes to develop the Product in the Territory for any additional indications (other than the oncology indications), Anthra shall obtain Leiras' prior written consent for such development on terms to be negotiated between Leiras and Anthra.

                     (ii) The license granted hereunder includes the right to sublicense distribution, Marketing and sales rights to any entity that does not, and whose parent company and Affiliates do not, Market, sell or distribute any product competing with the Product in the Territory, provided however that, subject to Section 6.1(g)(4), in the event Berlex exercises the Option, this Section 2.1(b) shall not apply to Berlex, any of its Affiliates, or any sublicensees.

                     (iii) Any sublicense under Section 2.1(b) shall be subject to all of the terms and conditions of this Development Agreement.

           (b) Anthra expressly acknowledges and agrees that, other than the rights and licenses granted under this Development Agreement, it does not hereby acquire and has no right or claim hereunder to any other rights in, or to the use of, other trademarks, patents or other industrial property rights or technical knowledge owned, used or adopted by Leiras. Without limitation on the foregoing, no right or license to manufacture the Product is granted to Anthra hereunder.

12. TECHNICAL DOCUMENTATION

           (a) Leiras shall provide Anthra, within thirty (30) days after the Effective Date, at Leiras' expense, with a copy of (i) all reports of clinical studies which it has conducted with respect to the Product, as described on Exhibit 3.1 hereto (the "Clinical Studies"), and (ii) all reports of preclinical studies as described on Exhibit 4.7 (the "Pre-Clinical Studies"). In addition, Leiras shall provide Anthra, in the form available and in the possession of Leiras or any member of Schering Group, within thirty (30) days after notice from Anthra, with a copy of (x) such CMC Data as Anthra may specify and (y) such Technology as Anthra may reasonably request in connection with preparation or securing approval of, and maintenance of, the NDA or SNDA for the Product for the Indications. All of the CMC Data and other Technology as available at Leiras shall be made available to Anthra for audit and review. Leiras represents and warrants to Anthra that Leiras has access to all such Technology, and has the authority to give and the power to perform the provisions of this
                     Article 3 set forth above.

           (b) Due Diligence. Leiras acknowledges the receipt of the list in Exhibit 3.2 on which Anthra has outlined certain practices. Leiras agrees to consult with Anthra and to consider the items listed on such Exhibit, but implementation thereof shall be in Leiras' sole discretion, subject however to compliance with Articles 4.12 and 11.2 of this Development Agreement.

13. REGULATORY APPROVALS

           (a) Anthra shall conduct or cause to be conducted, at its expense, all clinical trials, studies or other similar development activities required in order to prepare an NDA or SNDA, as the case may be, for the Product for the H-Indication and the O-Indication.

           (b) Anthra shall obtain from Leiras, and Leiras shall supply to Anthra, all clinical supplies of the Product required by Anthra at any time prior to approval of the NDA and SNDA for the Indications. Anthra shall pay Leiras $3.00 for each vial and $0.20 for each capsule of Product, in fully-packaged form. In the event that Berlex shall exercise the Option, then Berlex shall reimburse Anthra, within thirty (30) business days thereafter, for the aggregate cost of such clinical supplies.

           (c) Nothing contained herein shall prevent Leiras itself from conducting such additional clinical trials as it may consider necessary or appropriate, provided however that Leiras agrees (i) not to conduct any company initiated trials for the Product in the Territory until Anthra has filed an NDA for one of the Indications, and (ii) to conduct company initiated trials only relating to the first Indication so filed until the SNDA for the second Indication has been filed, provided further that such restrictions shall not apply if Leiras obtains Anthra's prior consent, which Anthra agrees not to unreasonably withhold. Once the NDA and SNDA for both

           Indications have been filed, but in any case no later than March 31, 2004, no further consent shall be required.

           (d) Anthra shall supply free of charge to Leiras all data arising from the clinical trials referred to in Section 4.1, including, without limitation, all results obtained, for use in the manner set forth in Section 4.11.

           (e) Leiras shall transfer ownership of the IND to Anthra within thirty (30) days after the Effective Date.

           (f) Subject to this Article 4, Anthra shall prepare and file an NDA, in its own name, for the H-Indication or the O-Indication, and prepare and file an SNDA, in its own name, for the other of the Indications. Anthra shall immediately notify Leiras and Bedex in writing upon its submission to the FDA of an NDA or SNDA for either of the Indications and shall immediately notify Leiras and Bedex of FDA acceptance for filing of such NDA or SNDA as well as of the approval of such NDA or SNDA. Anthra shall use its commercially reasonable efforts to secure, as soon as commercially practicable and in any case no later than March 31, 2005, FDA approval of an NDA or SNDA, as the case may be, for both of the Indications. No later than December 31, 1998, Anthra shall submit to the FDA the protocol(s) for the clinical trial(s) for the Indication for which an SNDA shall be filed.

           (g) Anthra shall prepare, and Leiras shall assist Anthra in preparing, the pre-clinical section of the NDA and SNDA to be filed by Anthra for the Product for the H-Indication and the O-Indication. Anthra has had the full access and opportunity to review such studies during the course of its due diligence prior to the signing of this Agreement. In the event that Anthra reasonably determines that any of the Pre-Clinical Studies do not meet the FDA Good Laboratory Practices requirements, or are otherwise deficient, then Anthra shall notify Leiras of the additional preclinical studies ("Additional Studies") to be performed in connection with the preparation of the NDA or SNDA submission, as the case may be, within thirty days after the pre-NDA meeting, or within thirty days after such later time as the FDA may notify Anthra of additional preclinical requirements, or upon making its determination that there is a deficiency, as the case may be. In the event that Leiras agrees to undertake the Additional Studies, it shall so notify Anthra within thirty (30) days after receipt of notice from Anthra of the Additional Studies, and shall use commercially reasonable efforts to complete them and prepare and provide to Anthra the preclinical section of such NDA or SNDA not less than six months prior to the NDA or SNDA submission date projected by Anthra; provided, however, that if it is not practicable to complete such work by such date, then Leiras agrees to work diligently to complete such work as soon thereafter as practicable. If Leiras shall fail to notify Anthra in writing that Leiras has begun work on the Additional Studies as soon as practicable, however, no later than within three months after receipt of notice from Anthra of such Additional Studies, then, upon written notice to Leiras, Anthra may commission a contract research organization to conduct such studies, in which case Anthra shall prepare the preclinical section of such NDA or SNDA, as the case may be, and Leiras shall have no obligation to assist therewith. In the event that Leiras conducts such Additional Studies, then Anthra shall semiannually, within thirty (30) days after being invoiced therefor by Leiras, reimburse Leiras' costs of the Additional Studies and of assisting Anthra in preparing the preclinical section of the NDA or the SNDA, calculated in the manner referenced in
                     Section 5.5. In the event that Berlex exercises the Option, then Berlex shall, within thirty (30) business days after such exercise, reimburse Anthra for any payments made by Anthra in connection with the Additional Studies. In such event Anthra shall supply free of charge to Leiras and Berlex all data arising from the Additional Studies including without limitation, all results obtained. Leiras and Bedex shall be entitled to use such results and other data in the manner set forth in Section 4.11.

           (h) Leiras shall prepare and submit to Anthra, at the expense of Leiras, the CMC Sections of the NDA and SNDA to be filed by Anthra for the Product for the H-Indication and the O-Indication. As soon as reasonably practical after being notified by the FDA at or after the pre-NDA meeting with the FDA, Anthra shall provide Leiras with details of all outstanding CMC issues and the anticipated date of filing of the NDA or the SNDA, as the case may be. Leiras shall undertake commercially reasonable efforts to provide Anthra with the CMC section of the NDA or the SNDA, as the case may be, six months before the projected filing date thereof.

           (i) The FDA filings will be made at Anthra's expense except as otherwise provided in this Article 4.

           (j) In the event that Berlex exercises the Option, Anthra shall execute or have executed the relevant documents necessary to transfer ownership of the IND and any other investigational new drug application relating to the Product, the NDA and any SNDA to Berlex within five (5) business days after the grant of the Marketing authorization for the second Indication to be approved, but in any case no later than March 31, 2006; provided, however, that Anthra shall transfer such approvals to Berlex upon any earlier termination of this Development Agreement by Berlex or Leiras in accordance with Sections 18.2, 18.3, 18.4, 18.5 or 18.7.

           (k) During the term of this Development Agreement, Anthra shall be the exclusive FDA contact with respect to the Product until such time as Berlex shall exercise the Option and the IND and any other investigational new drug application relating to the Product, NDA and SNDA's are transferred to Berlex, but Anthra shall in any case provide Berlex and Leiras with a copy of all documentation and correspondence submitted to, or received from, the FDA, including, without limitation, the NDAs and SNDAs and any updated versions thereof. With respect to submissions to the FDA, Anthra shall be required to submit to Leiras and Bedex, on a periodic basis, summaries of its submissions to FDA relating to the Product. All clinical data submitted to Leiras or Berlex shall be used, before the transfer of the regulatory approvals pursuant to Section 4.10, solely for the purpose of complying with the regulatory obligations of the Schering Group, evaluating the Option, or on a confidential basis with respect to development or commercialization outside the Territory, provided however that (x) after NDA approval for the first Indication all such clinical data may be used freely by Leiras outside the Territory but may not be disclosed by Leiras (except on a confidential basis) prior to the disclosure of such data by Anthra on a non-confidential basis, and (y) if the Option is exercised, then after the date of the transfer pursuant to Section 4.10 all such clinical data may be used freely, in a manner consistent with Leiras' use of its own clinical data, by Leiras or Berlex within or outside the Territory. Further, Anthra agrees to provide Berlex and Leiras with copies of all contact reports that it prepares memorializing its communications with the FDA relating to the Product. If Berlex exercises the Option, then Berlex may apply for an SNDA for the Product for the OP-Indication prior to the transfer of the NDA to Berlex, in which case all communications with the FDA regarding such SNDA shall be conducted through Anthra; provided, however, that Berlex shall not commence any clinical trials with respect thereto until Anthra has filed an NDA for one of the Indications and SNDA for the other Indication, or, if earlier, until Berlex obtains Anthra's consent, which Anthra shall not unreasonably withhold. If Anthra does not give such consent, it shall have the burden of proof in providing substantiation therefor. In any case, if Berlex has exercised the Option, Berlex may conduct such trials anytime after December 31, 2003 without Anthra's approval.

         (l) Anthra, Leiras and Berlex shall each perform its respective activities under Sections 3 and 4 of this Development Agreement in good scientific manner, and in compliance with all requirements of applicable laws, rules and regulations, including, without limitation, Good Clinical Practices, Good Manufacturing Practices and Good Laboratory Practices as set forth from time to time by the FDA, insofar as applicable.

14.      PAYMENT, EXPENSES

         (a) Anthra shall pay to Leiras, for the rights and license granted under this Development Agreement, a nonrefundable payment of Three Million Five Hundred Thousand Dollars ($3,500,000), as follows:

                  (i) One Million Dollars ($1,000,000) on or before the Effective Date of this Development Agreement of which Leiras acknowledges receipt of Two Hundred Thousand Dollars ($200,000) in accordance with the Option Agreement dated July 6, 1998; and

                  (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) on the earlier of (i) thirty (30) days after the pre-NDA meeting between representatives of Anthra and the FDA and (ii) December 31, 1998.

         (b)      Subject to the foregoing payments, and, except as provided in
                  Section 5.6 hereof, no royalty shall be payable by Anthra to Leiras for the right and licenses granted to Anthra under this Development Agreement.

         (c) All payments to be made by Anthra to Leiras under this Development Agreement shall be made in United States Dollars and shall be made by wire transfer to such bank account as shall be specified in writing five (5) days in advance by Leiras.

         (d) Anthra shall pay to the proper taxing authority any and all withholding taxes or similar charges imposed by any governmental unit in the Territory on any amounts due to Leiras from Anthra pursuant to this Section 5, and shall use commercially reasonable efforts to obtain and send to Leiras proof of such payment of such taxes or charges. All amounts paid by Anthra pursuant to this

                  Section 5.4 shall be paid for the account of Leiras and deducted from the amounts due from Anthra to Leiras pursuant to this Section 5.

         (e) The compensation for Leiras' services in conducting the Additional Studies shall be FIM 3.100 per person day on each day exceeding 10 person days plus all direct out-of-pocket costs (which compensation does not include any financial costs or general and administrative costs). Further, in the event Anthra requests Leiras' assistance in clinical or regulatory matters, Anthra shall pay Leiras a compensation of FIM 3.100 per person day plus direct outside costs, however, Leiras shall not be requested to provide more than ten (10) person days of such assistance to Anthra. The above mentioned daily compensation of FIM 3.100 is valid as of the Effective Date and will be increased annually by a cost increase, if any, due to collective bargaining agreements, as applied customarily by Leiras.

         (f) If Anthra grants any third party any rights to Market, distribute or sell the Product and the aggregate receipts (taking into account both lump sum payments and royalty flows) from such third party exceed the aggregate expected receipts from Berlex to Anthra pursuant to Section 6.1(e), Anthra shall pay Berlex a portion of the excess if and to the extent that such excess is actually received. In determining the excess under this Section 5.6(a), Anthra may deduct fifty per cent (50%) of the payments made by Anthra in connection with Additional Studies under Section 4.7. Any excess remaining after such deduction shall first be paid by Anthra prorata against Anthra's costs of biostudy and Leiras' costs of CMC Sections for the development of the tablet form authorized and agreed in accordance with Section 13.9 hereof and one-third of the remainder shall be paid by Anthra to Berlex.

15.      BERLEX OPTION

         (a)      Option

                  (i) Subject to this Section 6.1, Anthra hereby grants Berlex an option to acquire irrevocably all right, title and interest of Anthra to its perpetual exclusive right and license under Section 2.1, subject to Anthra retaining such rights as Anthra may require for the maintenance of the IND and the NDA and the filing of the SNDA for the second Indication until the date of transfer thereof to Berlex pursuant to Section 4.10. Berlex shall have the right to grant to third parties sublicenses under such right and license, subject to the prior written approval of Anthra, which approval shall not be unreasonably withheld, and further provided that Anthra's consent shall not be required with respect to any sublicensee which is a member of the Schering Group.

                  (ii) The Option may be exercised by Berlex, at any time during the period (the "Option Period") commencing on the Effective Date and ending on the 180th day following the acceptance for filing of the NDA for the first Indication for which the filing shall be accepted, by providing written notice thereof to Anthra.

                  (iii) Prior to Berlex exercising the Option, no member of the Schering Group shall discuss, negotiate, or enter into any agreement with any prospective sublicensee, concerning the commercialization of the Product in the Territory.

                  (iv) In the event that Berlex exercises the Option, Berlex shall have the right to develop the Product for the OP Indication and obtain FDA approval for an SNDA for the OP Indication.

                  (v) In the event Berlex exercises its Option, Anthra shall transfer and assign to Berlex, free and clear of all liens and encumbrances, all right, title and interest of Anthra to its perpetual exclusive right and license under Section 2.1, subject to such rights as Anthra may require for the maintenance of the IND and the NDA and the filing of the SNDA for the second Indication until the date of transfer thereof to Berlex, such transfer and assignment to be made substantially in accordance with the assignment set forth in Exhibit 6.1(e). Berlex shall pay Anthra the following amounts:

                            (A) within thirty-three (33) days of FDA approval of
                  an NDA or SNDA for the Product for the H-Indication, a payment of Six Million U.S. Dollars (U.S. $6,000,000);

                            (B) within thirty-three (33) days of FDA approval of
                  an NDA or SNDA for the Product for the O-Indication, a payment of Fifteen Million U.S. Dollars (U.S. $15,000,000).

                  None of the amounts paid pursuant to this Section 6.1(e)(i) and (ii) shall be refundable or creditable towards any other payments due under this Section 6.1;

                            (C) a royalty for each Royalty Period (or part
                  thereof) on the Net Sales of the Product in the Territory during the period commencing on the date of Launch and ending on the fifteenth (15th) anniversary of the Effective Date. The royalty shall be payable at the fixed rate set forth in the table below relating to the Indication for which an NDA is approved and the twelve (12) month period in which such NDA is approved by the FDA (the "Applicable Rate"). The royalty payable with respect to any Royalty Period shall be computed by multiplying the

                  Applicable Rate by the Net Sales of the Product in the Territory during such Royalty Period.

                               H-Indication Table

            Period of NDA Approval                  Applicable Rate
            ----------------------                  ---------------
              4/15/00 - 4/14/01                          12%
              4/15/01 - 4/14/02                          12%
              4/15/02 - 4/14/03                          11%
              4/15/03 - 4/14/04                           9%
              4/15/04 - 4/14/05                           7%
              4/15/05 - 4/14/06                           5%
              4/15/06 - 4/14/07                           3%
              4/15/07 - 4/14/08                           1%
              4/15/08 and Later                           0%

                               O-Indication Table

            Period of NDA Approval                  Applicable Rate
            ----------------------                  ---------------
              4/15/02 - 4/14/03                          12%
              4/15/03 - 4/14/04                          12%
              4/15/04 - 4/14/05                          11%
              4/15/05 - 4/14/06                           9%
              4/15/06 - 4/14/07                           7%
              4/15/07 - 4/14/08                           5%
              4/15/08 - 4/14/09                           3%
              4/15/09 - 4/14/10                           1%
              4/15/10 and Later                           0%


                  provided, however, that if the FDA approves an NDA for either the H-Indication or the O-Indication, and then approves an SNDA for the other such Indication, the Applicable Rate effective as of the date on which such SNDA is granted, and for all succeeding Royalty Periods (or parts thereof), shall be determined in accordance with the following formula:

                                     (M+N)/2

                  where M is the Applicable Rate with respect to the Indication for which the NDA was obtained and N is rate which would have been the Applicable Rate if an NDA had been granted for the other Indication,

                  (both rates determined with reference to the tables above); and it is further provided that the royalty payable by Berlex to Anthra under this Section 6.1(e)(iii) for any Royalty Period shall not be less than the Minimum Royalty for such Royalty Period; and

                           (D) in the event that Berlex obtains FDA approval for
                  an SNDA for the OP-Indication, the royalty payable by Berlex pursuant to Section 6.1(e)(iii) above shall be reduced as follows:

                           (x) during those parts of the Royalty Periods which fall within the first twelve (12) month period following the approval of the SNDA for OP-Indication, the Applicable Rate shall be seventy-five percent (75%) of the Applicable Rate determined in accordance with Section 6.1(e)(iii) above,

                           (y) during those parts of the Royalty Periods falling within the second twelve (12) month period following the approval of the SNDA for OP-Indication, the Applicable Rate shall be fifty-five percent (55%) of the Applicable Rate determined in accordance with Section 6.1 (e)(iii) above,

                           (z) during all parts of subsequent Royalty Periods for which a royalty is due under
                                    Section 6.1(e)(iii) above, the Applicable
                                    Rate shall be fifty percent (50%) of the Applicable Rate determined in accordance with Section 6.1(e)(iii) above.

                  (vi) Notwithstanding anything to the contrary in this Development Agreement, Berlex shall have no obligation to pay Anthra any royalty with respect to Net Sales occurring on or after the fifteenth (15th) anniversary of the Effective Date.

                  Each royalty payment made pursuant to Section 6.1(e)(iii) or
                  (iv) shall be accompanied by written report, providing a detailed breakdown of the Net Sales, and the components thereof, during the relevant Royalty Period, and showing the manner of calculation of such payment.

                  (vii) In the event that Berlex exercises the Option, it shall (1) use commercially reasonable efforts to Market and sell the Product in the Territory, and commence Marketing of the Product in the Territory as soon as practicable after the grant of the NDA for the first Indication of the Product to be approved and in any case no later than six (6) months thereafter, (2) conduct all Marketing, sales and distribution activities at its own expense, (3) have the sole right to establish pricing in the Territory, and (4) (i) during the term of this Agreement, and for one year thereafter if the Agreement has been terminated by Anthra in accordance with Section 18.2(b) or 18.3(b) hereof, shall not, and shall not permit any member of the Schering Group or its licensees of the Product to, Market or sell in the Territory disodium clodronate in dosage forms other than those for the Product, and (ii) for a period of five (5) years following the date of Launch, shall not, and shall not permit any member of the Schering Group or its licensees of the Product to, Market or sell in the Territory any bisphosphonate product (whether internally developed or licensed from a third party) which competes with the Product (which restriction the parties acknowledge to be reasonable, valid and necessary for the adequate protection for the Product business). All Product sales in the Territory shall be made by, and for the account of, Berlex or its Affiliates or sublicensees, as the case may be.

                  (viii) In the event that Berlex exercises the Option, during the term of this Development Agreement and for three
                           (3) years thereafter, Berlex shall maintain, at its sole expense, product liability insurance relating to the Product that is comparable in type and amount to the insurance it maintains with respect to its other pharmaceutical products with a similar risk profile that are Marketed, distributed and sold in the Territory.

                  (ix) In the event that Berlex shall not exercise the Option, Berlex shall not Market, distribute or sell the Product to any Person in the Territory, or to any Person outside the Territory that it knows intends to directly or indirectly Market, distribute or sell the Product to any Person in the Territory.

                  (x) All payments to be made by Berlex to Anthra under the Development Agreement shall be made in United States dollars and shall be made by wire transfer to such bank account as shall be specified in writing no less than five (5) days in advance by Anthra.

                  (xi) Until transfer of the IND, NDA and any SNDA to Berlex under Section 4.10, Berlex shall furnish to Anthra for approval with all Marketing materials proposed to be distributed by Berlex in connection with the Product, provided, however, that Anthra may withhold approval only for reasons for scientific or technical accuracy or completeness, or otherwise if Anthra's medical director determines in good faith that use of such materials in the Territory may give rise to liability under applicable law or regulations and notifies Berlex in writing of the reasons therefor. Anthra shall not unreasonably withhold its approval. If Anthra does not respond within ten (10) working days, such materials shall be deemed to be approved.

         (b)      Third Party Negotiations

                  (i) At any time after the acceptance for filing of the first NDA for the Product that shall be accepted for filing, Anthra may enter into negotiations with prospective sublicensees of the Technology to sell, Market and distribute the Product in the Territory. Anthra may disclose such information relating to the clinical development of the Product as may be necessary to advance such discussions, subject to the condition that all third parties to which Anthra shall make such disclosures shall first enter into confidentiality agreements that impose confidentiality obligations not less stringent than those set forth in Article 8.

                  (ii) Subject to Berlex's Option, Anthra shall have an exclusive, royalty-free license to Market, sell and distribute the Product in the Territory, including the right to sublicense to any entity which does not Market, sell or distribute in the Territory during the term of this Development Agreement any product which competes with the Product, provided however that if Anthra proposes at any time to grant a license to a sublicensee on terms more favorable than the terms offered to Berlex under this Article 6, then Anthra shall first give Berlex written notice thereof, setting forth the terms in detail, and Bedex shall have a right of first refusal, exercisable on written notice to Anthra within the later of (i) forty-five
                           (45) days after receipt of Anthra's notice, or (ii) unless Berlex has notified Anthra that it will exercise the Option, forty-five (45) days after expiration of the Option Period, to accept such more favorable terms.

         (c) In the event that Bedex does not exercise the Option, then Anthra shall use commercially reasonable efforts to Market and sell the Product in the Territory. Anthra shall commence Marketing of the Product in the Territory as soon as practicable after the grant of the NDA for the first Indication of the Product has been approved and in any event not later than six (6) months thereafter. Anthra, its Affiliates and sublicensees shall bear all costs and expenses arising out of or relating to such Marketing, distribution and sale of the Product. All Product sales in the Territory shall be made by, and for the account of, Anthra or its Affiliates or sublicensees, as the case may be.

         (d) So long as Berlex does not exercise its Option, Anthra shall have sole right to establish pricing for the Product in the Territory.

         (e) During the term of this Agreement, prior to the Launch, Anthra shall maintain, at its sole expense, product liability insurance relating to the Product with single occurrence coverage of not less than five (5) million (US$ 5,000,000) dollars, with Leiras named as an additional insured. In the event that Berlex does not exercise the Option, then during the term of this Agreement after the Launch, and for a period of five (5) years thereafter, Anthra and its sublicensees shall maintain, at their sole expense, product liability insurance relating to the Product with single occurrence coverage of not less than twenty-five million (US$ 25,000,000) dollars, with Leiras as a named insured. Anthra shall furnish Leiras with a certificate from the insurer evidencing such US$ 5,000,000 insurance coverage within thirty (30) days after the Effective Date hereof, and evidencing such US$ 25,000,000 insurance coverage within twenty (20) days after expiration of Option period in the event the Option is not exercised and in each case at least thirty (30) days prior to any insurance expiration with respect to renewals.

         (f) In the event that Berlex exercises the Option, Anthra or its Affiliates (i) during the term of this Agreement, and for one year thereafter if the Agreement has been terminated by Leiras or Berlex in accordance with Sections 18.2(a), 18.3(a), 18.4 or 18.5, shall not, directly or indirectly, sell, Market or distribute in the Territory disodium clodronate in any dosage forms, or (ii) for a period of five (5) years following the date of Launch of the Product directly or indirectly, sell, Market or distribute in the Territory any bisphosphonate product that competes with the Product. Additionally, as long as the Manufacturing Agreement is in effect, Anthra shall not, directly or indirectly, sell, Market or distribute in the Territory any biophosphonate product that competes with the Product.

                  (ii) The parties acknowledge that all restrictions contained in this Section 6.7 are reasonable, valid and necessary for the adequate protection of the Product business.

16.      ACCOUNTS AND RECORDS

         (a) In the event that Berlex shall exercise the Option, Berlex shall keep accurate and complete books and records, maintained in accordance with IAS, of all Product sold, including the quantities and sale prices, and any deductions therefrom, together with copies of invoices and other relevant documents showing all orders placed and executed. Berlex shall continue to keep such books and records for six (6) years following the relevant transactions.

         (b) Leiras shall keep accurate and complete books and records, maintained in accordance with IAS, of all costs and expenses pertaining to its activities pursuant to Section 4.7. Leiras shall continue to keep such books and records for six (6) years following the relevant transactions.

         (c) Anthra shall keep accurate and complete books and records, maintained in accordance with IAS, of all costs and expenses pertaining to its payments pursuant to Section 4.7 with respect to Additional Studies. Anthra shall continue to keep such books and records for six (6) years following the relevant transactions.

         (d) Berlex and Leiras shall permit the independent public accountants of Anthra, at reasonable times during normal business hours, to inspect and take copies of or extracts from any relevant documents in the possession or under their control for the purpose of reporting to Anthra with respect to verification of compliance with Sections 4 or 6 hereof, as the case may be, and subject to such accountants agreeing to the confidentiality provisions of Section 8 hereof or substantially similar provisions as to confidentiality.

         (e) Anthra shall permit the independent public accountants of Berlex, at reasonable times during normal business hours, to inspect and take copies of or extracts from any relevant documents in the possession or under their control for the purpose of reporting to Berlex with respect to verification of payments made by Anthra under Sections 4.2 and 4.7, as the case may be, and subject to such accountants agreeing to the confidentiality provisions of
                  Section 8 hereof or substantially similar provisions as to confidentiality.

         (f) In the event of a dispute regarding such books and records, including, without limitation, the amount of payments owed to Leiras under Section 4.7 then Leiras, Berlex and Anthra shall work in good faith to resolve the disagreement. If the parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by the certified public accountants representing the parties involved in the dispute, or to such other Person as the parties shall mutually agree, whose decision shall be final. The losing party(ies) shall bear the cost of conducting such arbitration as well as the initial audit, but each party shall otherwise bear its own expenses thereof, including, without limitation, its own legal fees.

17.      CONFIDENTIALITY

         (a) Except to the extent permitted by this Section 8 or as otherwise agreed by the parties in writing, the parties agree that, at all times during the term of this Agreement and thereafter for a period of thirty (30) years, the party receiving information hereunder (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose other than in connection with this Agreement any information furnished to it by another party (the "Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, including Information heretofore furnished to it (the "Confidential Information"), except to the extent that the Receiving Party can establish by competent proof that such information:

                  (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as evidenced by the Receiving Party's prior written records;

                  (ii) was part of the public domain at the time of its disclosure by the Disclosing Party;

                  (iii) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Development Agreement; or

                  (iv) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others.

         (b) Each party may disclose Confidential Information to the extent that such disclosure is:

                  (i) Made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

                  (ii) Otherwise required by law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which shall be provided to the Disclosing Party at least forty-eight
                           (48) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this
                           Section 8.2(b);

                  (iii) Made by the Receiving Party to the FDA as required in connection with NDA and SNDA submissions for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information; or

                  (iv) Made by the Receiving Party to third parties as may be necessary in connection with the development and commercialization of the Product as contemplated by this Development Agreement, including, without limitation, subcontracting and sublicensing transactions in connection therewith, provided that the Receiving Party in question shall in each case obtain from the proposed third party recipient a written confidentiality undertaking containing confidentiality obligations no less stringent than those set forth in this Section 8.

         (c) Public Announcements. No party hereto shall make any public announcements regarding this Development Agreement or the transactions contemplated hereby without the written consent of the other parties; provided, however, that each party shall be entitled to disclose information to the extent required to comply with applicable securities laws, including those relating to initial public offerings. The disclosing party shall be solely responsible for the accuracy and completeness of any such disclosure. Except as required by law, no party to this Agreement shall use the name of another or any of its Affiliates or parent companies, including, without limitation, Schering AG in any public announcement, press release or other public document without the prior written consent of such other party, Affiliate or parent Company, as the case may be.

         (d) Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

         (e) Remedies. Each Receiving Party agrees that the unauthorized use or disclosure of any material Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 8, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post a bond as a condition for obtaining any such relief.

18.      EXECUTIVE MANAGEMENT COMMITTEE

         (a) Formation of the Executive Management Committee. Anthra, Leiras, and Berlex shall establish a project oversight and management committee (the "Executive Management Committee") comprised of six (6) members. Anthra, Leiras, and Berlex each shall appoint two (2) members to the Executive Management Committee, which members shall be employees or members of the Board of Directors of any party hereto. Initial appointments shall be made within thirty (30) days of the Effective Date. A member of the Executive Management Committee may be removed at any time, with or without cause, by the party that appointed such member. A member of the Executive Management Committee shall serve until a successor is named by the party that appointed such member.

         (b) Authority of the Executive Management Committee. The Executive Management Committee shall (a) monitor and review the progress of the development activities conducted by the parties, (b) monitor and review the progress of all Product Marketing and sales activities conducted pursuant to this Development Agreement, provided however that in the event Berlex exercises its Option, Berlex shall be obligated to inform the Executive Management Committee of Marketing issues and progress only for so long as Anthra holds the Product NDA and SNDA(s), and (c) take such other actions as the parties may mutually agree, except that the Executive Management Committee may not take any action that would conflict with any provision of this Development Agreement. It is not intended that the Executive Management Committee have any power or authority to direct the conduct of the affairs or the decision-making of any party hereto. Each party to this Development Agreement shall retain the rights, powers, and discretion granted to it under this Development Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Executive Management Committee unless such delegation or vesting of rights is expressly provided for in this Development Agreement or the parties expressly so agree in writing. The Executive Management Committee shall not have the power to amend or modify this Development Agreement, which may only be amended or modified as provided in Section 22.3.

         (c)      Procedural Rules of the Executive Management Committee.

                  (i) The Executive Management Committee shall adopt such standing rules as shall be necessary for its work.

                  (ii) A quorum of the Executive Management Committee shall exist whenever there is present at a meeting at least one (1) member appointed by each party. Members of the Executive Management Committee may attend a meeting either in person or by telephone or video conference. Representation by proxy shall not be allowed.

                  (iii)    The Executive Management Committee shall take action
                           (i) by consensus of the members present at a meeting at which a quorum exists, or (ii) by written resolutions approved in writing by all of the members. In the event that the Executive Management Committee cannot or does not, after good faith efforts, reach agreement on an issue, then such issue shall be referred to the chief executive officers of Anthra, Leiras, and in the case of Berlex its designee who shall confer on the resolution of the issue. Any final decision mutually agreed to by such chief executive officers and

                           Berlex's designee shall be in writing, and shall be conclusive and binding upon the parties.

                  (iv) The Executive Management Committee shall have one (1) chairperson. The chairperson shall serve for a one-year term and shall alternately be designated by Anthra, Leiras, and Berlex from among the representatives appointed by each. The initial chairperson shall be designated by Anthra. The chairperson shall have one vote only, and no authority to break a tie-vote.

                  (v) The Executive Management Committee shall meet once every three (3) months, or more frequently as mutually agreed to by the members, at times and places to be mutually agreed upon. Thirty (30) calendar days' prior written notice of any such meeting shall be provided to the members, unless such notice is waived in writing by all the members.

         (d) Reports to the Executive Management Committee. The parties shall use commercially reasonable efforts to keep the Executive Management Committee informed of their activities conducted pursuant to this Development Agreement, including without limitation material developments relating to the performance of their respective obligations under this Development Agreement.

19.      INTELLECTUAL PROPERTY

         (a) Anthra and its Affiliates shall own any Improvements generated by Anthra and its Affiliates arising out of, or related to, the performance by Anthra of its obligations under this Development Agreement; provided, however, that Anthra shall promptly grant Leiras a perpetual, exclusive, royalty-free license to use such

                  Improvements solely in connection with the development, registration, manufacturing, Marketing and sale of the Product outside the Territory (and to Berlex inside the Territory if Berlex has exercised the Option). Anthra shall promptly assign to Leiras, without further consideration, any such Improvements that relate directly and solely to the Product; provided, however, that Leiras shall promptly grant Anthra a perpetual, exclusive, royalty-free license to use such Improvements in connection with the Marketing and sale of the Product in the Territory in the event that Berlex does not exercise the Option.

         (b) Leiras and its Affiliates shall own any improvements generated by Leiras and its Affiliates during the term of this Development Agreement; provided, however, that Leiras shall grant Anthra a perpetual, exclusive, royalty-free license to use such Improvements solely in connection with the Marketing and sale of the Product for oncology-related indications in the Territory in the event that Berlex does not exercise the Option, and shall grant such license to Berlex if Berlex does exercise the Option. As to other indications, the respective parties agree to negotiate in good faith the terms of a license in the Territory for such indications.

         (c) In the event of any infringement in the Territory by a third party of any intellectual property rights covering the Product (other than any Improvements owned or controlled solely by Anthra), including, without limitation, the Technology, the Trademark, and any other Improvements owned or controlled by Leiras (other than Improvements licensed to Leiras under Section 10.1, but including Improvements assigned to Leiras thereunder), Leiras shall have the first right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies and relief (collectively, "Remedies") against such third party. If Leiras shall determine not to pursue Remedies with respect to any such intellectual property licensed to Anthra hereunder, or with respect to the Trademark, within one-hundred and twenty (120) days after notice from Anthra, accompanied by a detailed statement from Anthra's chief financial officer demonstrating that such infringement has a material adverse effect on Anthra's sales of the Product under this Development Agreement, requesting Leiras to do so, then Leiras shall, within sixty (60) days thereafter obtain an opinion for its outside intellectual property legal counsel, who shall be reasonably acceptable to Anthra, with respect to such infringement. If such counsel confirms that there is a material infringement, then unless Berlex shall theretofore have exercised its Option, Anthra shall have the right (but not the obligation) to pursue Remedies against such third party.

                  (ii) In the event of any infringement in any country of the world by a third party of any intellectual property rights relating to the Improvements owned or controlled solely by Anthra (other than those Anthra Improvements as to which Leiras has the first right to initiate Remedies under paragraph (a) of this
                           Section 10.3), Anthra shall have the first right (but not the obligation) to pursue any and all Remedies against such third party. If Anthra shall determine not to pursue Remedies with respect to any intellectual property licensed to Leiras hereunder within one-hundred and twenty (120) days after notice from Leiras requesting Anthra to do so, then Anthra shall, within sixty (60) days thereafter, give written notice to

                           Leiras thereof, and then Leiras shall have the right (but not the obligation) to pursue Remedies against such third party.

                  (iii) In the event that a party shall pursue Remedies hereunder, the other parties shall use all reasonable efforts to assist and cooperate with the party pursuing such Remedies. Each party shall bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected shall be distributed, first, to the party that pursued Remedies to cover its costs and expenses and, second, to the other parties to cover their costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount shall be distributed to the party that pursued the Remedies.

20.      WARRANTY; INDEMNITY

         (a) Representations, Warranties and Covenants. Each party represents and warrants to the other parties as follows: (i) it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation; (ii) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Development Agreement; (iii) the execution and delivery of this Development Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and (iv) this Development Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof.

         (b) Warranties of Leiras: Limitations. Leiras warrants to Anthra that (a) the Trademark is registered in the U.S. Patent and Trademark Office, registration no. 1428078 in Class 5 (international classification) and Leiras owns all right, title and interest in the registration; (b) Leiras has the right, power and authority to grant the licenses set forth in
                  Section 2.1; (c) at the time of the delivery, the clinical supplies provided to Anthra pursuant to Section 4.2 will have been manufactured and stored in accordance with all applicable Good Manufacturing Practices and the Product Specifications;
                  (d) the CMC Data were, and will have been, prepared in compliance with all applicable Good Manufacturing Practices;
                  (e) to the best knowledge of Leiras, the Pre-Clinical Studies were prepared in accordance with European Good Laboratory Practices and/or FDA Good Laboratory Practices as specified in the study reports and in Exhibit 4.7; and (f) any work performed by Leiras on the Additional Studies will have been done in accordance with FDA Good Laboratory Practices.

         (c) Anthra warrants to Leiras that (a) Anthra has adequate and necessary resources and capability to carry out its development obligations under this Development Agreement, (b) any clinical studies relating to the Product which may be conducted by Anthra and any protocols, documentation, including NDAs or SNDAs prepared or submitted by or on behalf of Anthra to the FDA or any other regulatory authority, shall be conducted or prepared in compliance with FDA regulations and any other applicable provisions of law.

         (d) Disclaimer. EXCEPT AS SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH

                  RESPECT TO THE TECHNOLOGY, THE DEVELOPMENT OR OTHER ACTIVITIES UNDER THIS DEVELOPMENT AGREEMENT, OR THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

         (e) Leiras Indemnity. Subject to Section 11.8, Leiras shall indemnify and hold Anthra and its officers, directors, employees, agents, representatives and consultants (each a "Leiras Indemnitee"), harmless from and against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses") incurred or payable by any Leiras Indemnitee in connection with any and all suits, investigations, claims or demands by third parties (whether based on death, personal injury or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Leiras Indemnitee), arising out of any breach of Leiras' warranty under Section 11.2 of this Development Agreement.

         (f) Anthra Indemnity. Subject to Section 11.8, Anthra shall indemnify and hold Leiras and Berlex and their respective officers, directors, employees, agents, representatives and consultants (each an "Anthra Indemnitee"), harmless from and against any and all Losses incurred or payable by any Anthra Indemnitee in connection with any and all suits, investigations, claims or demands by third parties (whether based on death, personal injury or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Anthra Indemnitee), (A) arising out of or in connection with (i) any breach by Anthra or any of its sublicensees of any of their respective obligations under this

                  Development Agreement, or (ii) any other action or failure to act on the part of Anthra or any of its sublicensees, or (B) otherwise arising out of or in connection with the development, Marketing, distribution, sale or use of the Product in the Territory, other than (x) resulting from a breach of Leiras' warranty under Section 11.2. hereof or (y) to the extent caused by modification of, or tampering with, the Product by an intentional third party intervention.

         In the event that Berlex exercises its Option, then from and after Transfer Date, Anthra shall be relieved of its obligation of indemnity to Leiras and Berlex under subpart (B) (but not subpart (A)) of this
         Section 11.6. in respect of all Losses arising out of or in connection with (i) development, Marketing, distribution or sale of the Product after the Transfer Date, or (ii) use of the Product Marketed, distributed or sold after the Transfer Date, except that Anthra's indemnity under subpart (B) shall remain in full force and effect with respect to any Losses arising out of, or in connection with the exercise or non-exercise by Anthra of any of the rights retained by Anthra under Section 6.1 (a) or 6.1 (e) of this Development Agreement.

         (g) Berlex Indemnity. Subject to Section 11.8, in the event that Berlex exercises the Option, Berlex shall indemnify and hold Anthra and its respective officers, directors, employees, agents, representatives and consultants (each a "Berlex Indemnitee"), harmless from and against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses") incurred or payable by any Berlex Indemnitee in connection with any and all suits, investigations, claims or demands by third parties (whether based on death, personal injury or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Berlex Indemnitee), (A) arising out of or in connection with (i) any breach by Berlex or any of its sublicensees after the Transfer Date of any of their respective obligations under this Development Agreement, or (ii) any other action or failure to act after the Transfer Date on the part of Berlex or any of its sublicensees, or (B) otherwise arising out of the development of the Product after the Transfer Date by Berlex or any of its sublicensees or the Marketing, distribution, sale or use of the Product in the Territory, other than (x) resulting from a breach of Leiras' warranty under Section 11.2 hereof, or (y) use of the Product Marketed, distributed or sold by Anthra or its sublicensees prior to the Transfer Date.

         (h)      Indemnification Procedure.

                  (i) Each Indemnitee agrees to give the indemnifying party prompt written notice of any Losses or the discovery of a fact upon which such Indemnitee intends to base a request for indemnification under Sections 11.5,
                           11.6 or 11.7.

                  (ii) The indemnifying party and the Indemnitee shall each furnish promptly to the other, copies of all claims or demands and official documents received in respect of any Losses. The Indemnitee shall cooperate as reasonably requested by the indemnifying party in the defense against any Losses, subject to the right of the Indemnitee to retain its own counsel at its own expense.

                  (iii) With respect to any Losses relating solely to the payment of money damages and which will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnitee in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Losses, on such terms as the Indemnifying party, in its sole discretion, shall deem appropriate.

                  (iv) With respect to Losses relating to all other matters as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to control the defense of such matter, provided that the indemnifying party shall obtain the written consent of the Indemnitee, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Losses if as a result thereof (i) the Indemnitee would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying party or (ii) the business of the Indemnitee would be adversely affected.

                  (v) The Indemnitee shall have the right to control the defense of all other matters, provided that the indemnifying party shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

                  Except as provided above, the costs and expenses, including reasonable fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the Indemnitee's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnitee.

         (i) Limitation. In no event shall either Leiras or Anthra be liable to the other for Losses in respect of a suit, investigation, claim or demand to the extent of which Leiras or Anthra, respectively, has previously indemnified the other under the Manufacturing Agreement.

21.      TRADEMARK

         (a) Anthra undertakes to Market, promote, distribute and sell the Product exclusively under the Trademark. The Trademark shall be the exclusive property of Leiras.

         (b) Anthra recognizes the rights of Leiras as owner of the Trademark. The use thereof by Anthra shall always be on behalf and for the benefit of Leiras.

         (c) Nothing contained in this Development Agreement shall be construed to give Anthra a right to use the Trademark or portions thereof or any word similar to the Trademark or the name of Leiras or portions thereof or any word similar to the name of Leiras, Berlex or Schering AG as Anthra's corporate name or any part thereof or otherwise, in any manner other than in accordance with Section 12.1. Anthra shall not at any time adopt any word or symbol which is similar to the Trademark or to the name of Leiras on any pharmaceutical or chemical or healthcare product, or in any other manner whatsoever, unless specifically consented to by Leiras in writing.

         (d) Anthra shall not register or attempt to register for any purpose any trademark or name of Leiras without Leiras' prior written consent.

22.      PATENTS

         (a)      Leiras hereby represents and warrants to Anthra that:

                            (A) Leiras is the owner of the entire right, title
                  and interest in and to the United States patents and patent applications listed in Exhibit 13.1(i) hereto and to the extent set forth in Exhibit 13.1(i) (collectively, the "Patents");

                            (B) Leiras is not aware of any claim of infringement
                  of, or interference with, any of the Patents in the Territory by a third party;

                            (C) Leiras is not aware of any legal or
                  administrative actions, proceedings, judgments or settlements, including, without limitation, any reexamination or reissue proceedings, currently pending with respect to the Patents, and no such actions or proceedings of which Leiras is aware have been threatened against Leiras in the Territory;

                            (D) Leiras is not aware of any prior art or event
                  not cited or disclosed during prosecution of the Patents which was required to be cited or disclosed therein.

                            (E) Leiras is not aware of any third party patent
                  (or patent application) in the Territory, the claims of which cover the manufacturing, use or sale of the Product under the Technology.

                  For purposes of determining whether Leiras is "aware" of any matter hereinabove referred to only the actual knowledge of any senior executive or of the Head of Leiras' Patent Department shall be considered, and does not mean that any investigation or inquiry has been conducted.

                  Furthermore, Anthra has inspected Leiras' patent file regarding the Product as indexed in the Exhibit 13.1 and anything Anthra could have seen in the patent file is not included in the above representations.

         (b) Except as provided in Section 13.1, Leiras does not make, and hereby excludes, any and all express or implied, written or unwritten, representations or warranties against patent infringement with respect to the Products supplied by Leiras hereunder.

         (c) Upon knowledge of the commencement of any suit against Leiras or Anthra which is based in whole or in part on a claim that any Products supplied by Leiras hereunder or under the Manufacturing Agreement and Marketed, sold or distributed by Anthra under its license from Leiras under this Development Agreement, constitutes an infringement of any United States patent, Leiras or Anthra, as the case may be, shall promptly notify the other in writing. Subject to clause 13.6 hereof, Leiras shall, with counsel reasonably acceptable to Anthra, assume and conduct the defense of any suit or claims brought or asserted, or demand made, against Leiras or Anthra insofar as it is based on such claim of infringement. The damages and costs awarded as a result of such suit or the amount of any settlement in respect of such suit, claim or demand shall be paid by Leiras subject to reimbursement by Anthra as provided in clause 13.6. Leiras agrees to consider, but shall not be obligated to accept, any reasonable offer by the claimant of a license to the allegedly infringing patent.

         (d) With respect to any suit, claim or demand that is subject to the indemnity set forth in this Article 13, (i) Anthra shall be advised periodically with respect to all strategy and proceedings conducted by Leiras under clause 13.3, (ii) Anthra may, at Anthra's expense, participate in the defense thereof through counsel selected by Anthra if Anthra's interests may be affected thereby, and (iii) Anthra shall have the right to consent to any proposed settlement thereof, which consent shall not be unreasonably withheld.

         (e) Anthra agrees to take all action reasonably requested by Leiras to assist Leiras in connection with the defense and settlement of any suit, claim or demand under subsection 13.3 hereof.

         (f) Anthra shall, within thirty (30) days upon being invoiced therefor by Leiras, pay to Leiras sixty-seven and a half percent (67.5%) of (x) any costs and expenses incurred by Leiras in defending any suit or claim under clause 13.3, (y) any lump sum damages to the date of any judgment and costs awarded as a result of such suit or paid in settlement of such suit, claim or demand (with Anthra's approval, as required under clause 13.4), and (z) any royalties awarded as a result of such suit or paid in settlement of such suit, claim or demand (with Anthra's approval, as required under clause 13.4) provided however that after the aggregate of all costs, expenses, damages and royalties under clauses (x), (y) and (z) and corresponding clauses (x), (y) and (z) of Section 12.5 of the Manufacturing Agreement reaches 9,230,769 US Dollars (and Anthra's sixty-seven and a half percent (67.5%) share has reached 6,230,769 US Dollars), then thereafter Anthra shall be responsible for reimbursing Leiras for one hundred percent (100%) of all further costs, expenses, damages and royalties enumerated under clauses (x), (y) and (z), if any. Anthra shall take all appropriate action to minimize damages which may be assessed in any such suit, including, without limitation, accepting any reasonable reformulation of the Product which Leiras, at its reasonable option, may determine to be required.

         (g) The provisions of Sections 13.3 through 13.6 and the last sentence of Section 13.8 shall not apply in the event Berlex exercises its Option, except that, any claim of infringement made under 35 USC Section 271(e)(2) by reason of any application filed by Anthra with the FDA shall be considered to be included under Sections 13.3 through 13.6.

         (h) Anthra has advised Leiras that Anthra will obtain from its patent counsel an opinion as to whether Marketing or sale of the Product in the Territory may infringe Boehringer Mannheim ("BM"), U.S. patent no. 4,859,472. Following receipt of the opinion of Anthra patent counsel, Anthra will furnish Leiras with a copy thereof and Leiras, Leiras' patent counsel, Anthra and Anthra's patent counsel shall consult with each other, and if the opinion of Anthra patent counsel or Leiras patent counsel, or both, is that there is or may be infringement, then, either Leiras or Anthra may, by written notice to the other, advise the other that it is necessary or desirable to obtain a license with respect to the Product under such patent from BM for the Territory. Thereafter either Leiras or Anthra may commence negotiations with BM with the objective of obtaining license for both Leiras and Anthra and their respective Affiliates, and Leiras and Anthra shall cooperate in such negotiations and each allow the other, to the extent practicable, to participate in its negotiation. Any license negotiated shall provide for a royalty not to exceed five percent (5%) of Net Sales of Products with no up front cash payment, unless otherwise mutually agreed by the parties. As between Leiras and Anthra, Leiras shall be liable for 32.5% of the royalties and Anthra shall be liable for 67.5% of the royalties, and the royalties shall be counted as royalties under Section 13.6 clause (z) of this Development Agreement and corresponding Section 12.6 clause (z) of the Manufacturing Agreement for purposes of determining when the aggregate of 9,230,769 US Dollars under Sections 13.6 and 12.6 thereof, respectively, has been reached, and thereafter, Anthra, in addition to its other obligations thereunder, shall be liable for one hundred percent (100%) of the royalties due to BM under the license.

         (i) Leiras undertakes to use commercially reasonable efforts to complete a biostudy of the tablet form of the Product by March 31, 1999. Upon completing such study, Leiras agrees promptly to provide Anthra with the data and analysis thereof. In the event that the parties mutually agree to develop a tablet form of the Product, then Anthra shall be responsible for the clinical development work in connection therewith in the Territory, and Leiras shall prepare the CMC Data therefor. The parties agree to share equally the costs of any license that is required to be obtained from any third party, including without limitation Penwest Pharmaceutical Co., in connection with the manufacture, marketing or sale of any such tablet formulation in the Territory. In the event that Berlex exercises the Option, then in all events such rights in and to such development work shall inure to the benefit of Berlex and Berlex shall, within thirty (30) business days after such exercise, reimburse Anthra for all costs and expenses incurred by Anthra in connection with the development of such tablet form of the Product. In the event that Anthra and Leiras decide not to develop a tablet form of the Product, then either party may seek to negotiate a license pursuant to
                  Section 13.8.

         (j) The provisions of this Section 13 shall constitute the exclusive obligations of Leiras or any member of the Schering Group to Anthra and the exclusive rights of Anthra in respect of any claim of patent infringement referred to in Section 13.3.

23.      BERLEX OBLIGATION NOT TO COMPETE

         In the event that Berlex does not exercise the Option, then (i) during the term of this Agreement and for one year thereafter if this Agreement is terminated by Anthra in accordance with Section 18.2(b) or 18.3(b), Berlex shall not, and shall not permit any of the Schering Group to, sell, Market or distribute in the Territory disodium clodronate in any dosage forms, and (ii) for a period of five years after Launch of the Product in the Territory, Berlex shall not, and shall not permit any of the Schering Group to (A) sell, Market or distribute in the Territory any competing bisphosphonate product that has been internally developed by the Schering Group, or (B) actively solicit from any third party any in-licensing opportunity to sell, Market or distribute a competing bisphosphonate product in the Territory.

24.      PROMOTIONAL MATERIAL

         (a) Anthra shall furnish Leiras with copies of all brochures, pamphlets or other documents relating to the Product which are developed, produced or used by Anthra in connection with the distribution, sale, promotion or Marketing of the Product and should Leiras not object within ten (10) working days, such material is deemed to be approved by Leiras. Any objection by Leiras shall be directed either to (i) scientific or technical accuracy or completeness, or (ii) in the event any reference to the Trademark is made, objections as to form or quality taking into account the goodwill associated with the Trademark. Anthra agrees not to use any such material, or any labels, printed packaging materials, advertising or other promotional and similar materials without such approval except that layout and pictures (but not text) may be reformatted by Anthra without Leiras' prior review. Any such approval shall be valid only for 12 months or such shorter period as may be designated by Leiras.

         (b) Leiras shall make available to Anthra, for information and reference purposes only, copies of brochures, pamphlets, instructions or other published documents of material importance, and marketing materials of a general nature relating to the Product which it distributes to customers outside the Territory.

25.      FORCE MAJEURE

         (a) Definition. "Force Majeure" shall mean all events which are beyond the control of the parties to this Development Agreement, and which are unforeseen, unavoidable or insurmountable, and which arise after the Effective Date and which prevent total or partial performance by a party. Such events shall include earthquakes; typhoons; flood; fire; war; failure or delay on land, water or air transportation; governmental prohibition or restriction; strikes or other labor disputes; shortage of labor, fuel, power or energy; technical failures; or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as force majeure in general international commercial practice. Without limitation on the foregoing, Force Majeure shall include inability to obtain suitable materials, components or equipment to sustain the quality of the Product, or inability to manufacture, supply, Market, distribute or sell the Product, on commercially practicable terms.

         (b) Suspension. If an event of Force Majeure occurs, a party's contractual obligations affected by such an event under this Development Agreement shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

         (c) Informing. The party claiming Force Majeure shall promptly inform the other party in writing and shall furnish within 15 days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The party claiming Force Majeure shall also use all reasonable endeavors to terminate the Force Majeure.

         (d) Consulting. In the event of Force Majeure, the parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

26.      COMPLIANCE WITH APPLICABLE LAWS

         Anthra agrees that, prior to exercise of the Option and thereafter in the event the Option is not exercised, and Berlex agrees that after exercise of the Option, it shall, at its own cost, comply and cause its Affiliates and sublicensees to comply, with all applicable laws, rules, regulations, NDAs and SNDAs in the Territory relating to the import, Marketing, sale, stock, use and distribution of the Product, all applicable safety laws and regulations relating to the Product, and all applicable laws and regulations relating to advertising and promotional material for the Product. Further, after exercise of the Option and until transfer of the IND, NDA and any SNDA to Berlex in accordance with
Section 4.10, Anthra shall at its own cost, comply with all of the foregoing laws, rules, regulations, NDAs and SNDAs to the extent applicable in respect of its maintenance rights reserved under Section 6.1 (a) and (e).

27.      TERM AND TERMINATION

         (a)      Term

         Unless earlier terminated in accordance with the provisions set forth below, this Development Agreement shall have immediate force and effect on the Effective Date and shall remain in effect for a period of fifteen (15) years.

         (b)      Termination for Material Breach.

                  (i) This Development Agreement shall be subject to termination by Berlex or Leiras, as the case may be, in the event of a material breach hereof or of the Manufacturing Agreement by Anthra, which breach is not cured within sixty (60) days (or, in the case of a payment default, ten (10) business days) following written notice thereof by Berlex or Leiras, respectively.

                  (ii) This Agreement shall be subject to termination by Anthra in the event of a material breach hereof or of the Manufacturing Agreement by Berlex or Leiras, as the case may be, which breach is not cured within sixty (60) days (or, in the case of a payment default, ten (10) business days) following written notice thereof to Berlex and Leiras by Anthra.

         (c)      Termination for Other Events.

                  (i) Berlex or Leiras may terminate this Agreement upon thirty (30) days' prior written notice to Anthra if, at any time, Anthra shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if Anthra proposes a written agreement of composition or extension of its debts, or if Anthra shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if Anthra shall propose or be a party to any dissolution or liquidation, or if Anthra shall make an assignment for the benefit of its creditors.

                           (B) In the event that, at any time during the period
                  between the Effective Date and the later to occur of (A) the date of FDA approval of an NDA for AD 32, a doxorubicin derivative, for one or more indications pursuant to an application filed by Anthra, and (B) the date of EMEA approval of AD 32 for one or more indications pursuant to an application filed by Anthra (the "Certification Period"), Anthra's total Shareholders' Equity (or irrevocable commitments therefor) is less than USD 5,000,000 or cash and cash equivalents (or irrevocable commitments therefor) are less than USD 5,000,000, Leiras and Berlex may terminate this Development Agreement upon ten (10) days prior written notice to Anthra, in the event that Anthra shall fail to remedy such short fall and meet such criteria during such ten-day period. In the event of such termination, upon Anthra's compliance with its obligations under Section 18.6, and compliance with its obligations under the Manufacturing Agreement to pay any accrued amounts payable to Leiras thereunder, Leiras agrees to reimburse Anthra for the out of pocket development costs reasonably incurred by Anthra under Article 4. Anthra will provide Leiras and Berlex on a monthly basis during the Certification Period a statement signed by Anthra's CFO that Anthra's financial standing meets the above criteria. Should Anthra become aware of any circumstance which would make it reasonably likely that Anthra would fail to meet such criteria, Leiras and Berlex will be notified by Anthra's CFO within two (2) business days. Nothing herein shall modify or amend any other rights of Berlex or Anthra under this Development Agreement with respect to termination or otherwise in the event of material breach or other event. Shareholders' Equity shall be determined in accordance with generally accepted accounting principles.

                  (ii) Anthra may terminate this Agreement upon thirty days' prior written notice to Leiras and Berlex if, at any time, Leiras or Berlex shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if Leiras or Berlex proposes a written agreement of composition or extension of its debts, or Leiras or Berlex shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if Leiras or Berlex shall propose or be a party to any dissolution or liquidation, or if Leiras or Berlex shall make an assignment for the benefit of its creditors.

         (d) Leiras and Berlex, if it exercises the Option or if it exercises its right of first refusal under Section 6.2(b), shall have the further right to terminate this Development Agreement immediately, on written notice to Anthra if there shall be a change of ownership in Anthra such that fifty (50) per cent or more of its shares of stock are owned or controlled by an entity which is a competitor of Leiras or Berlex in the bisphosphonate business in the Territory.

         (e) Any rights or licenses granted to Anthra under this Development Agreement shall, at Leiras' option, on written notice to Anthra, revert to Leiras and this Development Agreement shall terminate, if (1) Anthra has not filed an NDA for one of the Indications on or before February 15, 2002, provided that such failure is not due to any delay or failure by Leiras, or (2) if between enrollment of the first patient into a study for one of the Indications, under a protocol for which an Anthra-sponsored amendment has been approved by the Institutional Review Body for all study locations, and completion of the accrual of patients into the last such clinical trial for such Indication, there is a period of 3 months in which no patients are enrolled.

         (f) Upon the termination of this Development Agreement by Leiras or Berlex in accordance with the provisions of Section 18.2, 18.3, 18.4, 18.5 or 18.7:

                            (A) Anthra shall return immediately to Leiras or
                  another member of the Schering Group all clinical studies and other information, including but not limited to Technology, disclosed to Anthra by Leiras or such other member of the Schering Group, respectively, without retaining copies thereof (other than one copy for archival purposes to be used only in the event of a dispute under this Development Agreement or for FDA compliance purposes) and Anthra shall immediately cease Marketing, distribution and sale of the Product and shall have no right to use such studies and other confidential information without the prior written authorization of Leiras;

                            (B) Anthra shall transfer to Leiras any IND,
                  investigational new drug application, NDA and SNDA obtained by Anthra in connection with this Development Agreement; and

                           (C) Anthra shall assign or license, as the case may
                  be, to Leiras all rights to the Improvements required to be assigned or licensed under Section 10.1 and not previously assigned or licensed.

         (g) Termination for Safety. Leiras, Berlex or Anthra shall terminate this Development Agreement in the event they reasonably determine by written agreement of all parties, that termination is required for reasons related to the safety of the Product, except that Anthra's agreement shall not be required if the Option has been exercised or if Berlex shall have exercised its right of first refusal under Section 6.2(b). In the event of such termination, Anthra shall, at the request of Leiras, relinquish, and shall cause its sublicensees to relinquish, all of their respective rights hereunder and assign, and cause its sublicensees to assign, to Leiras, without additional consideration, all of their respective rights, titles and interests, if any, to the Product, including, without limitation, all rights to the Improvements.

         (h) Termination under any of the provisions of Section 18 shall be without prejudice to any other rights or remedies for failure to meet obligations under this Agreement, but in no event whatsoever shall Leiras, Anthra or Berlex be entitled to any compensation for loss of profits or business, or for any other incidental, indirect or consequential damages arising out of, or in connection with, their respective obligations under this Development Agreement. The foregoing limitation shall not apply to any damages payable by any Leiras Indemnitee,

                  Anthra Indemnitee or Berlex Indemnitee in connection with a suit, investigation, claim or demand under Sections 10.5, 10.6 or 10.7, respectively.

         (i) The provisions of Articles 6.1(g)(4) (in the event of termination by Anthra pursuant to Section 18.2(b)), 14 (in the event of termination by Anthra pursuant to Section 18.2(b)), 13 (with respect to actions commenced prior to expiration or termination of this Development Agreement), 21 (with respect to obligations to report), Articles 7, 8, 10.1 and 10.2 (in respect of Improvements generated prior to termination), 11, 12, 19, 20, and 22 and Sections 18.6, 18.7, 18.8 and this
                  Section 18.9 shall survive the expiration or termination of this Development Agreement.

28.      APPLICABLE LAW

         The validity, interpretation and implementation of this Development Agreement shall be governed by the internal laws of the State of New York, without regard to the choice of law provisions thereof. The parties hereto expressly exclude application hereto of the U.N. Convention on Contracts for the International Sale of Goods.

29.      ARBITRATION

         Any controversy or claim arising out of or relating to this Development Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be held in New York, New York, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators appointed. Anthra, on the one hand, and Leiras, on the other hand, shall each appoint one such arbitrator, and the two arbitrators shall appoint a third arbitrator; provided, however, if the controversy or claim is between Berlex and Anthra, Berlex shall appoint an arbitrator in place of Leiras. If the party-appointed arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All proceedings under this Section 20 shall be conducted in English in New York, New York, or a such other location as the parties may agree. All arbitration rulings and awards shall be final and binding on the parties. The losing party shall bear the cost of conducting the arbitration, but each party shall otherwise bear its own expenses thereof, including, without limitation, its own legal fees.

30.      ADVERSE EVENTS

         The parties shall notify each other of the adverse events in accordance with the procedure set out on Exhibit 21.

31.      MISCELLANEOUS

         (a) No party may assign any of its rights and obligations under this Development Agreement without the prior written consent of the other parties, except that Leiras or Berlex may assign its rights to another member of the Schering Group. Further, Anthra may, without the prior written consent of the other parties, assign its rights to another Anthra Affiliate, so long as (i) such Affiliate assumes in writing satisfactory to Leiras and Berlex all of Anthra's obligations hereunder, (ii) such assignment is valid only for the period of time during which such Affiliate remains an Affiliate (as defined in Section 1.2 of this Agreement) and such limitation is acknowledged in writing by the Affiliate, and (iii) the clinical trials, studies or other development activities under
                  Section 4.1 and the obligations under Sections 4.4, 4.6 and 4.7, 4.10 and 4.11 shall continue to be conducted directly by or under the direct supervision of Anthra, and (iv) such assignment shall not release Anthra from any of its obligations under this Agreement. Anthra and such Affiliate shall execute and deliver to Leiras such further documents as Leiras may reasonably require to confirm their compliance with the requirements hereunder of any such assignment. Any assignment or transfer in violation hereof shall be void.

         (b) Any part or provision of this Development Agreement which may be held for any reason to be illegal, invalid, unenforceable in or in conflict with the applicable laws or regulations shall be ineffective to the extent of such illegality, invalidity, unenforceability or conflict, and shall be replaced by the parties with a part or provision that accomplishes, to the extent possible, the original commercial purpose and economic benefit of such part or provision in a valid and enforceable manner, without affecting, impairing or invalidating the remaining provisions, which provisions shall remain binding upon the parties hereto and in full force and effect.

         (c) This Development Agreement together with the Manufacturing Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, supersede any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the parties.

         (d) This Development Agreement does not designate any party hereto the agent, partner or legal representative of any other party for any purpose whatsoever, and the business conducted by each party pursuant to this Development Agreement with third parties shall be wholly at its own risk and account as an independent contractor. No party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other or to bind any other in any manner whatsoever.

         (e) Failure or delay on the part of any party hereto to exercise any right, power or privilege under this Development Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

         (f) All notices given by a party to the other shall be in writing in English and sent by courier service delivered letter, or by facsimile, cable, telex or telefax (copies of which are to be subsequently forwarded as confirmation by courier service delivered letter), the other party's address as indicated below or any other address notified in lieu thereof. All notices shall be effective upon receipt.

         Leiras
         To:      Leiras Oy
                  Pansiontie 47
                  P.O. Box 415
                  Fin-20101 Turku
                  Finland
                  Attention:  Legal Department
                  Telecopier No.:   011 358 2 333 2465

         Anthra

         To:      Anthra Pharmaceuticals Inc.
                  19 Carson Road
                  Princeton, New Jersey 08540
                  Attention:        Michael Walker, CEO
                  Telecopier No.:   1-609-924-3875
                  Berlex

         To:      Berlex Laboratories, Inc.

                  340 Changebridge Road
                  Montville, New Jersey 07045-1000
                  Attention:        Legal Department
                  Telecopier No.:   1-973-276-2005

         IN WITNESS WHEREOF, the parties hereto have caused this Development Agreement to be executed by their duly authorized representatives as of the date first above written.

         LEIRAS OY

         By:______________________________________________
         Name:
         Title:

         BERLEX LABORATORIES, INC.

         By:______________________________________________
         Name:
         Title:

         ANTHRA PHARMACEUTICALS, INC.

         By:______________________________________________
         Name:
         Title:

                                                                       EXHIBIT B

                             MANUFACTURING AGREEMENT

                                     between

                                    LEIRAS OY

                                       and

                          ANTHRA PHARMACEUTICALS, INC.



Dated:  ___________________ 1998

                             MANUFACTURING AGREEMENT


         This Manufacturing Agreement is made this ____ day of __________, 1998 between LEIRAS OY, a Finnish corporation with offices at Pansiontie 47, FIN-20101 Turku Finland (hereinafter referred to as "Leiras") and ANTHRA PHARMACEUTICALS, INC., a Delaware corporation with offices at 19 Carson Road, Princeton, New Jersey 08540 (hereinafter referred to as "Anthra").

                               W I T N E S S E T H

         WHEREAS, the parties hereto have signed a Term Sheet dated December 12, 1997 pursuant to which they have agreed to enter into negotiations for the manufacture by Leiras for sale to Anthra, and purchase by Anthra from Leiras of dosage forms containing as the active ingredient disodium clodronate for development and marketing, distribution and sale by Anthra in the United States of America; and

         WHEREAS, pursuant thereto, among other things, Leiras and Anthra have agreed to such manufacture and sale and purchase, in accordance with the terms and conditions herein set forth; and

         WHEREAS, Leiras, Berlex Laboratories, Inc. ("Berlex") and Anthra have entered into a Development and Commercialization Agreement of even date herewith, as contemplated by the Term Sheet.

         NOW THEREFORE, the parties hereto hereby agree as follows:

32.      DEFINITIONS

         The following terms in the Manufacturing Agreement shall have the following meanings:




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

         (a) "Affiliate" shall mean any entity which, directly or indirectly, is Controlled by, or under common Control with, an entity referred to.

         (b) "Control" shall mean the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

         (c) "Development Agreement" shall mean the Development and Commercialization Agreement of even date herewith among Berlex, Leiras and Anthra.

         (d) "FDA" shall mean the Food and Drug Administration of the U.S. Department of Health and Human Services, and any successor agency having substantially the same functions.

         (e) "GMP" shall mean the current Good Manufacturing Practices set forth from time to time by the FDA.

         (f) "H-Indication" shall mean the treatment of hypercalcemia in humans due to malignancy.

         (g) "IAS" shall mean the international accounting standards promulgated by the International Accounting Standards Committee.

         (h) "Indications" shall mean the H-Indication and the O-Indication in humans.

         (i) "Market" or "Marketing" shall mean all programs and activities relating to the promotion and sale of the Product in the Territory, including but not limited to advertising, seminars, symposia, training and education, as well as detailing, selling, contracting for sale of, and distributing the Product.



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

         (j) "Net Sales" shall mean the amount invoiced for the Product by Anthra and, if it sublicenses the selling rights, its sublicensees (hereinafter "the selling party"), to third parties in the Territory, less reasonable and customary deductions applicable for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charge imposed upon the sale of the product and paid by the selling party; (iii) distributors' discounts, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the product; (v) allowances or credits to customers, not in excess of the selling price of the product, on account of governmental requirements, rejection, outdating, recalls or return of the product, and
                  (vi) costs of customer programs such as cost-effectiveness or patient assistance programs designed to aid in patient compliance to maintain medication schedules, for the purpose of securing managed care contracts (to the extent that such programs directly result in incremental Product sales); provided, however, that any deduction pursuant to clause (vi) shall be prorated over the term of the relevant contracts. Notwithstanding anything to the contrary contained in the foregoing sentence, Net Sales to customers other than U.S. governmental entities and state programs for indigent patients shall be deemed in the aggregate to be not less than eighty percent (80%) of the selling party's published wholesale price multiplied by the number of units of Product sold to customers in the Territory,



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

                  less deductions for freight, postage, shipping and insurance to the extent included in such wholesale price.

         For the purpose of calculating a selling party's Net Sales, the parties recognize that (a) a selling party's customers may include persons in the chain of commerce who enter into agreements with a selling party as to price even though title to the product does not pass directly from a selling party to such customers, and even though payment for such product is not made by such customers directly to a selling party and
         (b) in such cases chargebacks listed above and paid by a selling party to or through a third party (such as a wholesaler) can be deducted by a selling party from gross revenue in order to calculate Net Sales. Any deductions listed above which involve a payment by a selling party shall be taken as a deduction against aggregate sales for the period in which the payment is made. Sale of the product between Anthra and its sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. Net Sales will be accounted for in accordance with IAS.

         (k) "O-Indication" shall mean the treatment of osteolysis (osteolytic bone metastases) in humans.

         (l) "Option" shall mean the option granted by Anthra to Berlex as defined in Section 5A.1 of the Development Agreement.

         (m) "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including, without limitation, a government or political subdivision, department or agency of a government.



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

         (n) "Product" shall mean disodium clodronate, in the finished dosage forms listed and conforming to the Specifications which are set forth, in Exhibit 1.14.

         (o) "Schering Group" shall mean Schering AG and its Affiliates, including, but not limited to, Leiras and Berlex.

         (p) "Specifications" shall mean the specifications for the Product as set forth in Exhibit 1.14 hereto.

         (q) "Territory" shall mean the United States of America, and its territories and possessions and the Commonwealth of Puerto Rico.

         (r) "Transfer Date" shall mean the date of the transfer and assignment of Anthra's rights to Berlex under Section 5A.1(e) of the Development Agreement, in the event Berlex exercises its Option.


33.      SUPPLY OF THE PRODUCT

         (a) Requirements. Subject to Section 11, Leiras agrees to sell to Anthra, and Anthra agrees to buy, all of Anthra's requirements of the Product for the Territory exclusively from Leiras. All such Product shall be used exclusively in accordance with the terms and conditions, and subject to the limitations, set forth in the Development Agreement. In no event shall Anthra offer for resale, sell, market or distribute the Product other than for the Indications licensed to Anthra for the Territory under the terms of the Development Agreement, or such other indications as may be mutually agreed in writing between Leiras and Anthra in accordance with the terms thereof; provided however that Anthra shall not be in breach of this
                  Section 2.1 by reason of physician-initiated off-label use of the Product not authorized by Anthra or its sublicensees.

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

         (b) Competing Products. Further, Anthra or its sublicensee(s) shall not, directly or indirectly, sell, Market or distribute in the Territory any disodium clodronate in dosage forms other than those for the Product (unless purchased from Leiras) or any bisphosphonate product that competes with the Product. The parties acknowledge that the restrictions contained herein are reasonable, valid and necessary for the adequate protection of the Product business.

34.      SPECIFICATIONS

         Leiras shall supply the Product in accordance with GMP requirements and the Specifications.

35.      WARRANTY

         (a) Each party represents and warrants to the other parties as follows: (i) it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation; (ii) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Manufacturing Agreement; (iii) the execution and delivery of this Manufacturing Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and
                  (iv) this Manufacturing Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions thereof.

         (b)      Warranty.



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

                  (i) Leiras warrants to Anthra only that, at the time of delivery of the Product to Anthra, the Product (i) will have been manufactured, packaged and stored in accordance with applicable GMPs and all other applicable laws, rules and regulations, (ii) will have been manufactured, packaged and stored in accordance with the Specifications and the applicable NDA, (iii) will not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, codified at 21 U.S.C. 301 et seq., as amended ("FFDCA"), (iv) will not constitute an article which may not under the provisions of Section 505 of the FFDCA, be introduced into interstate commerce, and (v) for capsules only, will have expiration dating not less than twenty-four (24) months, and for vials not less than eighteen (18) months, on the date of delivery thereof to Anthra.

                  (ii) Anthra warrants to Leiras that any labelling, branding or instructions which it may request Leiras to place on, with or in connection with the Product shall be in compliance with the applicable NDA, and the provisions of the FFDCA and all other applicable laws, rules and regulations. Leiras shall not be in breach of its warranty under paragraph (a) of this
                           Section 4.2 by reason of any such labelling, branding or instructions, which accompany Product delivered in accordance with the Specifications.

         (c) Remedy. Subject to the provisions of Section 4.5, Anthra's exclusive remedy and Leiras's sole liability for any claim involving Product sold to Anthra hereunder, whether in contract, tort, strict liability or under any other theory, is expressly limited to replacement of the specific quantity of Product supplied by Leiras shown to be other than as warranted, as soon as commercially practicable, but not later than ninety (90) days after (i) Leiras agrees in writing to the nonconformity, if it does, or (ii) the independent testing laboratory referred to below makes a determination, whichever is earlier. Any replacement is conditional on Anthra giving Leiras notice of any such claim (including a sample from the shipment) within twenty (20) days from receipt of delivery or, in the case of defects which cannot be discovered by the exercise of reasonable diligence, (which shall not include laboratory testing, or other chemical analysis, unless required by the NDA), twenty (20) days from the date of discovery of the defect. Anthra agrees to conduct all routine laboratory testing and other chemical analysis of shipments of Product within forty-five (45) days after receipt thereof. If Leiras confirms such non-conformity, it shall promptly so notify Anthra. If Leiras does not confirm such non-conformity, it shall promptly so notify Anthra, and the parties shall submit the disputed shipment for testing to an independent testing laboratory that is mutually acceptable to the parties. The findings of the testing laboratory shall be binding on the parties. The expenses of such testing shall be borne by Leiras if the testing confirms the non-conformity, and otherwise by Anthra. Failure by Anthra to give this notice within the respective twenty (20) day periods shall constitute a waiver by Anthra of all claims with respect to such Product under this Section 4.3. If required by Leiras, all non-conforming Product in the possession of Anthra and which is the subject of such a claim shall be returned to Leiras and Leiras will pay the return freight and insurance charges.



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

         (d) Disclaimer. EXCEPT AS SET FORTH IN SECTIONS 4.2 and 4.3, LEIRAS HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

         (e) Leiras Indemnity. Subject to the provisions of Section 4.7, Leiras shall indemnify and hold Anthra and its officers, directors, employees, agents, representatives and consultants (each a Leiras "Indemnitee"), harmless from and against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively "Losses") incurred or payable by any Leiras Indemnitee in connection with any and all suits, investigations, claims or demands by third parties (whether based on death, personal injury or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Leiras Indemnitee), arising out of any breach of Leiras' warranties as set forth in Section 4.2.

         (f) Anthra Indemnity. Subject to the provisions of Section 4.7, Anthra shall indemnify and hold Leiras and its officers, directors, employees, agents, representatives and consultants (each an Anthra "Indemnitee"), harmless from and against any and all Losses, incurred or payable by any Anthra Indemnitee in connection with any and all suits, investigations, claims or demands by third parties (whether based on death, personal injury or otherwise, and whether or not a proceeding is commenced against, or names as a party thereto, any Anthra

                  Indemnitee), (A) arising out of or in connection with (i) any breach by Anthra or any of its sublicensees of any of their respective obligations under this Manufacturing Agreement, or
                  (ii) any other action or failure to act on the part of Anthra or any of its sublicensees, or (B) otherwise arising out of or in connection with the development, marketing, distribution, sale or use of the Product in the Territory, other than (x) resulting from a breach of Leiras' warranty under Section 4.2 hereof or (y) to the extent caused by modification of, or tampering with, the Product by an intentional third party intervention.

         In the event that Berlex exercises its Option, then from and after Transfer Date, Anthra shall be relieved of its obligation of indemnity to Leiras under subpart (B) (but not subpart (A)) of this Section 4.6 in respect of all Losses arising out of or in connection with (i) development, Marketing, distribution or sale of the Product after the Transfer Date, or (ii) use of the Product Marketed, distributed or sold after the Transfer Date, except that Anthra's indemnity under subpart
         (B) shall remain in full force and effect with respect to any Losses arising out of, or in connection with the exercise or non-exercise by Anthra of any of the rights retained by Anthra under Section 6.1(a) or 6.1(e) of the Development Agreement.

         (g)      Indemnification Procedure.

                  (i) Each Indemnitee agrees to give the indemnifying party prompt written notice of any Losses or the discovery of a fact upon which such Indemnitee intends to base a request for indemnification under Section 4.5 or 4.6.


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

                  (ii) The indemnifying party and the Indemnitee shall each furnish promptly to the other, copies of all claims or demands and official documents received in respect of any Losses. The Indemnitee shall cooperate as reasonably requested by the indemnifying party in the defense against any Losses, subject to the right of the Indemnitee to retain its own counsel at its own expense.

                  (iii) With respect to any Losses relating solely to the payment of money damages and which will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnitee in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Losses, on such terms as the Indemnifying party, in its sole discretion, shall deem appropriate.

                  (iv) With respect to Losses relating to all other matters as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to control the defense of such matter, provided that the indemnifying party shall obtain the written consent of the Indemnitee, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Losses if as a result thereof (i) the Indemnitee would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying party or (ii) the business of the Indemnitee would be adversely affected.

                  (v) The Indemnitee shall have the right to control the defense of all other matters, provided that the indemnifying party shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

                  (vi) Except as provided above, the costs and expenses, including reasonable fees and disbursements of counsel, incurred by any Indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying party, without prejudice to the Indemnitee's right to contest the indemnifying party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the Indemnitee.

         (h) Limitation. In no event shall either Leiras or Anthra be liable to the other for Losses in respect of a suit, investigation, claim or demand to the extent of which Leiras or Anthra, respectively, has previously indemnified the other under the Development Agreement.

36.      QUALITY CONTROL, REGULATORY MATTERS

         (a) Leiras shall perform its obligations under this Agreement in compliance with the Specifications, the applicable NDA or SNDA, applicable GMPs, and any other applicable laws, rules and regulations.

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

         (b) Leiras Information. Leiras shall, at Anthra's request, provide Anthra with such CMC-related information and assistance as may be required under FDA rules and regulations for purposes of maintaining the NDA and any applicable SNDAs for the Product in the Territory, including, without limitation, providing Anthra with all required reports, certificates, specifications and other documentation in the possession or under the control of Leiras relating to the Product or any component thereof. Leiras shall not be requested to provide such assistance for more than ten (10) person days. Should Leiras not be in position to disclose to Anthra information required by the FDA, Leiras shall be entitled to make such information available directly to the FDA on Anthra's behalf. Leiras hereby grants Anthra a royalty-free license to use such information in the Territory only for the purpose of maintaining any and all such regulatory filings in connection with the Product.

         (c) Specification Changes. Either party may, in writing, propose to the other changes in the Specifications. A change shall not take effect unless agreed in writing by both parties, except if required in order to comply with applicable laws and is technically feasible and commercially practicable, and the cost of making the change, and complying with any additional regulatory requirements shall be borne by the party requesting the change, except that if required to comply with applicable law, then Anthra shall in any case bear the cost.

         (d) Equipment Changes. Leiras agrees not to make material changes in any equipment, materials, or methods of production or testing, or the facility used in the manufacture of the Product, without providing sufficient prior written notice thereof to Anthra to permit required amendments to the NDA or SNDA to be made without delaying Marketing or sales of the Product. Leiras shall bear the cost of making any such change and making any regulatory submissions required in connection therewith, except that, if the FDA or other regulatory authority acting for the FDA requires a change in any equipment, materials or methods of production or testing or facility, then Anthra shall bear the cost of making such change and regulatory submissions relating to such change.

         (e) Atypical Events. Leiras agrees to report to Anthra, without delay, process events that are likely materially to affect the safety, efficacy or regulatory status of the Product in the Territory.

         (f) Anthra Visits. Anthra shall have the right, not more than once per year, during normal business hours and with reasonable advance notice, and (in its sole discretion) in the company of representatives of one or more third parties to which Anthra has granted a license to market and sell the Product, to visit the Leiras manufacturing facility for the Product for the purpose of observing the manufacturing, packaging, testing, and storage of the Product, and to inspect for compliance with GMPs and other applicable regulatory requirements and review records relevant to such compliance.

         (g) FDA Inquiries. Leiras agrees to notify Anthra as soon as practicable but no later than fifteen (15) working days after the initiation of any inquiries, notifications, or inspection activity by the FDA or any other United States governmental authority, or authority acting on behalf of the United States governmental authority, with regard to the Product. Further, Leiras shall provide a reasonable description to Anthra of any such governmental inquiries or notifications promptly (but in no event later than 15 calendar days) after such inquiry. Leiras shall furnish to Anthra, (a) within 15 days after receipt, any report or correspondence issued by the FDA or any other such authority in connection with such inquiry, including but not limited to, any FDA Form 483, Establishment Inspection Report, or warning letter, and (b) prior to submission (if practicable) or at the time of submission thereof by Leiras, copies of any and all responses or explanations to any such authority relating to items set forth above, in each case purged only of trade secrets of Leiras that are unrelated to its obligations under this Agreement and are unrelated to the Product. Leiras agrees to consider Anthra's reasonable views and requests, if timely received, prior to submission of such reports and communications to any such authority. Further, Leiras agrees that Anthra may disclose to one or more third parties to which Anthra has granted a license to market and sell the Product the information and documentation provided to Anthra pursuant to this Section 5.7.

         (h) Adverse Events. The parties shall notify each other of adverse events in accordance with the procedure set forth in Exhibit
                  5.9 hereto.

         (i) Debarment. Leiras represents and warrants that it has not been debarred and is not subject to debarment and that it will not use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 335a, or who is the subject of a conviction described in such. Leiras agrees to inform Anthra in writing immediately if it or any other person who is



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

                  performing services hereunder is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Leiras' knowledge, is threatened, relating to the debarment or conviction of Leiras or any person performing services hereunder.

37.      PRODUCT RECALL

         (a) Notification. In the event that any governmental agency or authority issues or requests a recall or takes similar action in connection with the Product, or in the event that either party determines an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the party notified of or desiring such recall or similar action shall within twenty-four (24) hours, advise the other parties thereof by telephone or facsimile, and the parties shall determine an appropriate course of action, including the respective responsibilities of the parties with respect to any recall.

         (b) Recall Action. Following notification of a recall, within forty-eight (48) hours, the parties' representatives from business, medical, regulatory, quality assurance and legal functions (and any others deemed necessary by a party) shall discuss whether or not to conduct a recall (except in the case of a government-mandated recall), and if so, the timing of the recall, the breadth, extent and level of customer to which the recall shall reach, the strategies and notifications to be used, and other related issues. Nothing in this Section 6 shall prohibit either party from taking action required to comply with applicable law.

         (c) Recall Expenses. Anthra shall bear the expenses of any recall, unless such recall results from breach of Leiras' warranty under Section 4.2. Such expenses of recall shall include, without limitation, the direct expenses of notification and destruction or return of the recalled Product and any refund to consumers of amounts paid for the recalled Product.

38.      PRICE AND PAYMENT TERMS

         (a) Actual Purchase Price. Leiras shall sell each formulation, dosage form and quantity of the Product to Anthra at a price (the "Actual Purchase Price") equal to the higher of (a) thirty-two and one-half percent (32 1/2%) of the weighted average unit Net Sales price thereof in each calendar half-year of the term hereof ("Average Purchase Price"), and
                  (b) the floor prices for such formulation, dosage form and quantity determined in accordance with Exhibit 7.1. Leiras agrees to enter into further good faith negotiations with Anthra at its request, with respect to the floor prices, in the event Anthra demonstrates a material change in the competitive market situation or in the event of an entry by another directly competing disodium clodronate product by a third party. Leiras agrees to use commercially reasonable efforts to supply the Product to Anthra at a price that supports Anthra's efforts to maintain a competitive price for the Product, but Leiras shall be under no obligation to revise the floor prices, and no revisions shall take effect unless and until the parties shall agree thereto in a mutually satisfactory written agreement.

         (b) Initial Purchase Price. The parties shall agree on an initial purchase price ("Initial Purchase Price") to be used for each formulation, dosage form and quantity of the Product for purposes of the payments due to Leiras for the first calendar half-year in which there is a Launch of the Product, subject to adjustment as hereinafter provided. Each Initial Purchase Price for such period shall be determined ninety (90) days prior to Launch by agreement based on the projected weighted average unit Net Sales price therefor for such calendar quarter but in no event less than the floor prices set out on Exhibit 7.1.

         (c) Subsequent Determinations. The parties shall agree on new Initial Purchase Prices for each subsequent calendar half-year at least ninety (90) days prior thereto, based upon Anthra's good faith estimation, determined in accordance with its regular budgeting process, of its weighted average unit Net Sales price for such calendar half-year, but in no event less than the floor price for the Product under Article 7.1 and
                  Exhibit 7.1. Should the parties not reach an agreement for any such calendar half-year on such Initial Purchase Price, the Initial Purchase Price for the applicable calendar half-year shall be the weighted average unit Net Sales Price of the calendar half-year ending six (6) months prior thereto. Leiras agrees to invoice Anthra promptly upon shipment of the Product.

         (d) Adjusted Payments. Payment of the applicable Initial Purchase Price for each delivery of Product shall be made within sixty
                  (60) days from the later of the date of invoice or the date of delivery. Within sixty (60) days of the end of each calendar half-year, Anthra shall prepare an accounting of the weighted average unit Net Sales price for [each formulation, dosage form and quantity of] the Product sold during such half-year and shall forward such accounting to Leiras together with an additional payment if the Initial Purchase Price has been less than such price, If the Initial Purchase Price has been greater than such price, Leiras shall provide Anthra a quantity of Product free of charge in the amount of such shortfall. Each accounting shall contain at least the following information separately on each dosage form: the total amount of Product sold, returned and the reasons for returns; the dollar volume of sales and returns; and the price of each return, sale and itemized deductions from sales.

         (e) Wire Transfer. All payments to be made by Anthra to Leiras under this Manufacturing Agreement shall be made in United States Dollars and shall be made by wire transfer to such bank account as shall be specified in writing five (5) days in advance by Leiras.

         (f) Withholding Taxes. Anthra shall pay to the proper taxing authority any and all withholding taxes or similar charges imposed by any governmental unit in the Territory on any amounts due to Leiras from Anthra pursuant to this Section 7, and shall use commercially reasonable efforts to obtain and send to Leiras proof of such payment of such taxes or charges. All amounts paid by Anthra pursuant to this Section 7.6 shall be paid for the account of Leiras and deducted from the amounts due from Anthra to Leiras pursuant to this Section 7.

39.      VERIFICATION

         (a) Anthra Books and Records. Anthra shall keep, and shall require its sublicensees to keep, accurate and complete books and records, maintained in accordance with IAS, of all Product sold, including the quantities and sale prices, and any deductions therefrom, together with copies of invoices and other relevant documents showing all orders placed and executed. All such books and records shall be kept for six (6) years.

         (b) Leiras Books and Records. Leiras shall keep accurate and complete books and records, maintained in accordance with IAS, of all costs and expenses of establishing and maintaining the Second Source, and, of any Products manufactured by the Second Source for customers of Leiras other than Anthra. Leiras shall continue to keep such books and records for six (6) years.

         (c) Inspection. Each party shall permit the other party's independent public accountants at reasonable times during normal business hours to inspect and take copies of or extracts from any relevant documents in the possession or under the control of such party for the purpose of reporting to the other party with respect to verification of the information in Section 8.1 or 8.2 hereof, as the case may be, and subject to such accountants agreeing to the confidentiality provisions of Section 13 hereof or substantially similar provisions as to confidentiality. Upon Leiras' request not more frequently than annually, Anthra shall arrange for its certified public accountant to inspect relevant documents of Anthra's sublicensees and provide to Leiras a written certification that the sublicensees are in compliance with the calculation of Net Sales in accordance with Section 1.10. Each party shall bear the expense of its own certified public accountant with respect to any inspection hereunder.

40.      ORDERING AND DELIVERY

         (a)      Forecasts.

         (i)      Anthra shall submit to Leiras at least one hundred and eighty
                  (180) days prior to the commencement of each calendar quarter a rolling forecast for the following four (4) quarters showing the estimated quantities of the Product needed for such quarters. Leiras agrees to supply up to 120% of the latest forecast for the first quarter of each such forecast. Anthra agrees to order at least 80% of the latest forecast for such quarter, but Leiras shall use commercially reasonable efforts within its available capacity to deliver orders placed up to 150% of the latest forecast for such first quarter.

         (ii) In addition to the above, Anthra shall also provide Leiras on an annual basis on or before September 1 with a sales forecast for the coming two (2) calendar years. Such forecast shall not be binding on either party.

         (b)      Ordering; Minimum Quantities.

                  (i)      All orders shall be placed by Anthra at least ninety
                           (90) days prior to the requested delivery date. All orders shall be placed in whole production batch quantities, as specified on Exhibit 9.2(a). Leiras will confirm its delivery dates within ten (10) days of receipt of the order.

                  (ii) Except as expressly set forth in Section 9.2 (a) hereof, orders presented by Anthra shall bind Leiras and Anthra only after written confirmation of acceptance thereof by Leiras.

                  (iii) Leiras shall supply, and Anthra shall purchase, take delivery and pay for a minimum quantity of the Product in each calendar year of the term of this Manufacturing Agreement equal to the product of fifty
                           (50)
                           per cent and the quantity of the Product projected to be sold in such year by Anthra and its sublicensees, as determined by the independent third party for the purposes of calculating the Minimum Royalty pursuant to Section 1.19(c) of the Development Agreement. Such quantity shall be prorated for any portion of a year.

         (c) Delivery. The Product shall be delivered by Leiras, accompanied by a certificate of analysis, in accordance with the terms ex works Leiras, Turku, Finland (Incoterms 1990). Leiras shall not be obligated to deliver Product more than once per calendar quarter. Without affecting risk of loss or liability or risk allocation under such terms, Leiras agrees, upon Anthra's request, to arrange for shipping and insurance, if available, of the Product at the expense of Anthra, by carriers selected by Anthra.

41.      HANDLING, STORING AND TRANSPORTATION

         The Product shall be handled, transported and stored at all times in accordance with the Specifications and instructions attached hereto as Exhibit 10.

42.      SECOND SOURCE

         (a) Establishment. Subject to this Section 11.1, Anthra shall purchase its requirements of the Product only from Leiras. However, in the event that (i) the Option Period shall have expired and the Option has not been exercised by Berlex, (ii) Leiras or a Leiras Affiliate shall not have established and qualified a second site of its own for disodium clodronate, and (iii) for any reason Leiras is not able to supply at least fifty percent (50%) of Anthra's requirements of Product ordered for two consecutive calendar quarters thereafter, then, unless prior to the end of the second such calendar quarter Berlex shall have exercised its right of first refusal in accordance with
                  Section 6.2(b) of the Development Agreement, Anthra shall be free to purchase its requirements of disodium clodronate for the Product from a third party, herein called the "Second Source", subject to the conditions set forth below. Anthra may purchase from the Second Source only such quantities of disodium clodronate for the Product which Leiras is not able to supply and shall commence repurchasing its requirements of Product incorporating Leiras disodium clodronate from Leiras immediately after a written notice from Leiras that it is able to recommence the supply, provided however that for a period of up to twenty-four (24) months from such notice, during which Anthra shall use its best efforts to purchase from Leiras as much of its requirements as possible, Anthra may, subject to such best efforts, purchase a portion of its requirements of disodium clodronate for the Product from the Second Source, as follows: in the first six (6) months, it may purchase up to fifty percent (50%) of its requirements; in the second six (6) months, it may purchase up to twenty-five percent (25%) of its requirements; and in the last twelve (12) months, it is agreed that the portion of its requirements shall be scaled-down from twenty-five percent (25%) to five percent (5%) on a basis to be negotiated in good faith by Anthra with Leiras. After the twenty-four (24) months expire, Anthra shall continue to use its best efforts to purchase from Leiras as much of its requirements as possible, but Anthra may, subject to such best efforts, continue to purchase the five percent (5%), as long as Anthra pays to Leiras on a calendar quarterly basis (x) an amount equal to the profit Leiras would have made on such five percent (5%) disodium clodronate and (y) any additional costs and expenses incurred by Leiras as a result of using Second Source disodium clodronate instead of its own disodium clodronate.

         (b) Costs and Expenses. Subject to Section 11.1, Anthra and Leiras shall both agree in writing on the Second Source, provided however that Leiras shall not unreasonably withhold its agreement and provided further that Anthra shall not establish and qualify another party as the Second Source on terms for the purchase by Anthra of disodium clodronate more favorable than such terms offered to Schering Group; if a Second Source is proposed, such proposal shall be made no earlier than the date of expiration of the Option Period, and Anthra shall first give Leiras written notice thereof, setting forth the terms in detail, and Schering Group shall have a right of first refusal, exercisable on written notice to Anthra within ninety (90) days after receipt of Anthra's notice. All the costs and expenses of establishing and maintaining the Second Source as a back-up facility shall be borne by Anthra. Leiras shall reasonably cooperate with Anthra, at Anthra's cost and expense, in establishing the Second Source, and, in particular, Leiras shall grant Anthra a limited nonexclusive royalty-free license during the term of this Agreement only, under Leiras' patents and technology required for manufacture of the disodium clodronate only by the Second Source for Anthra, and Anthra may sublicense the Second Source thereunder, subject to the Second Source agreeing in writing with Anthra (i) to keep the necessary technology confidential in all material respects and (ii) to use the sublicense only in making Product for supply to Anthra in the Territory under the conditions of this Article

                  11. Anthra covenants and warrants to Leiras that any such Second Source shall comply with such agreement of 11.2 (i) and
                  (ii), and any breach thereof by the Second Source shall, without limiting Leiras' remedies against the Second Source, constitute a material breach of Anthra's obligations under this Manufacturing Agreement provided however that a single breach by the Second Source during the term of this Manufacturing Agreement not exceeding twenty kilograms from one lot of Product shall not constitute a material breach hereof by Anthra. Anthra shall provide Leiras with a true copy of any purchase agreement it has with the Second Source, and Leiras shall be provided with full access to the books and records of the Second Source and inspection rights consistent with Sections 8.1 and 8.3 hereof for the purpose of verifying compliance with the provisions hereof. Anthra further warrants that the disodium clodronate made by the Second Source (i) will have been manufactured, packaged and stored in accordance with applicable GMPs and all other applicable laws, rules and regulations, (ii) will have been manufactured, packaged and stored in accordance with the specifications therefor and the applicable NDA, (iii) will not be adulterated or misbranded within the meaning of under the Federal Food, Drug and Cosmetic Act, 21 USC 301 et seq., as amended ("FFDCA"), and
                  (iv) will not constitute an article which may not, under the provisions of Section 505 of the FFDCA be introduced into interstate commerce, and any breach of such warranty shall constitute a breach of Anthra's obligations under this Manufacturing Agreement. Leiras shall not be required to provide more than ten person days of assistance to Anthra or the Second Source in connection with such cooperation.

                  Notwithstanding the aforesaid, in the event that Leiras shall use the Second Source for manufacturing of the Product in significant commercial quantities for customers of Leiras other than Anthra during the term of this Manufacturing Agreement, then Leiras agrees to reimburse Anthra for fifty percent (50%) of the agreed costs of setting up the Second Source. For this purpose, "significant commercial quantities" shall mean the quantities required by Leiras for one full production batch of the Product. Leiras shall be entitled to be supplied disodium clodronate by the Second Source at no cost for manufacture of the Product for Anthra under this Manufacturing Agreement, and purchases of disodium clodronate by Anthra from the Second Source shall be made available by Anthra to Leiras for such manufacture by Leiras of the Product for Anthra on a first priority basis, so that if Leiras is able to manufacture the Product from disodium clodronate, but its ability to make disodium clodronate has been interrupted, Anthra shall, notwithstanding any other provision of Section 11, purchase its requirements of the Product from Leiras. The Actual Purchase Price of the Product shall be reduced by Leiras' standard manufacturing cost of the disodium clodronate and the related margin to the extent provided at no cost to Leiras. The parties shall discuss in good faith the procedure for manufacture of the Product by another person if, and during the period that, Leiras is unable to do so.

         Leiras shall conduct laboratory testing and chemical analysis of Second Source disodium clodronate supplied to Leiras, and Anthra shall arrange for the Second Source to replace any disodium clodronate which does not meet the specifications therefor or is otherwise defective, but nothing herein shall relieve Anthra from any liability for all such disodium clodronate and Leiras shall, as provided by Section 11.3, have no liability in respect thereof.

         (c) Liability. Leiras shall have no liability whatsoever for any product supplied to Anthra or Leiras by the Second Source and Anthra expressly assumes liability for all such products including without limitation to any claim involving such products whether in contract, tort, strict liability or otherwise. All claims shall be subject to Anthra's Indemnity under clause 4.6.

         (d) Anthra's right to purchase from a Second Source (or to purchase the Product from Leiras), subject to and in accordance with the provisions of this Section 11 shall constitute Anthra's exclusive remedy for any non-delivery of the Product under the other terms and conditions of the Manufacturing Agreement.

43.      PROPRIETARY RIGHTS AND INFRINGEMENT

         Leiras hereby represents and warrants to Anthra that:

(a)      (i)      Leiras is the owner of the entire right, title and interest in and to the United States patents and patent applications listed in Exhibit 12.1 (i) and to the extent set forth in
                  Exhibit 12.1. (i) hereto (collectively, the "Patents");

                  (B) Leiras is not aware of any claim of infringement of, or interference with, any of the Patents in the Territory by a third party;

                  (C) Leiras is not aware of any legal or administrative actions, proceedings, judgments or settlements, including, without limitation, any reexamination or reissue proceedings, currently pending with respect to the Patents, and no such actions or proceedings of which Leiras is aware have been threatened against Leiras in the Territory;

                  (D) Leiras is not aware of any prior art or event not cited or disclosed during prosecution of the Patents which was required to be cited or disclosed therein.

                  (E) Leiras is not aware of any third party patent (or patent application) in the Territory, the claims of which cover the manufacturing, use or sale of the Product under the Technology.

                  For purposes of determining whether Leiras is "aware" of any matter hereinabove referred to only the actual knowledge of any senior executive or of the Head of Leiras' Patent Department shall be considered, and it does not mean that any investigation or inquiry has been conducted. Furthermore, Anthra has inspected Leiras' patent file regarding the Product as indexed in the Exhibit 12.1 and anything Anthra could have seen in the patent file is not included in the above representations.

         (b) Except as set forth in Section 12.1, Leiras does not make, and hereby excludes, any and all express or implied, written or unwritten, representations or warranties against patent infringement with respect to the Products supplied by Leiras hereunder.

         (c) Upon knowledge of the commencement of any suit against Leiras or Anthra which is based in whole or in part on a claim that any Products supplied by Leiras hereunder or under the Development Agreement and Marketed, sold or distributed by Anthra under its license from Leiras under the Development Agreement, constitutes an infringement of any United States patent, Leiras or Anthra, as the case may be, shall promptly notify the other in writing. Subject to clause 12.6 hereof, Leiras shall, with counsel reasonably acceptable to Anthra, assume and conduct the defense of any suit or claims brought or asserted, or demand made, against Leiras or Anthra insofar as it is based on such claim of infringement. The damages and costs awarded as a result of such suit or the amount of any settlement in respect of such suit, claim or demand shall be paid by Leiras subject to reimbursement by Anthra as provided in clause 12.6. Leiras agrees to consider, but shall not be obligated to accept, any reasonable offer by the claimant of a license to the allegedly infringing patent.

         (d) With respect to any suit, claim or demand that is subject to the indemnity set forth in this Article 12, (i) Anthra shall be advised periodically with respect to all strategy and proceedings conducted by Leiras under clause 12.3, (ii) Anthra may, at Anthra's expense, participate in the defense thereof through counsel selected by Anthra if Anthra's interests may be affected thereby, and (iii) Anthra shall have the right to consent to any proposed settlement thereof, which consent shall not be unreasonably withheld.

         (e) Anthra agrees to take all action reasonably requested by Leiras to assist Leiras in connection with the defense and settlement of any suit, claim or demand under subsection 12.3 hereof.

         (f) Anthra shall, within thirty (30) days upon being invoiced therefor by Leiras, pay to Leiras sixty-seven and a half percent (67.5 %) of (x) any costs and expenses incurred by Leiras in defending any suit or claim under clause 12.3, (y) any lump sum damages to the date of any judgment and costs awarded as a result of such suit or paid in settlement of such suit, claim or demand (with Anthra's approval, as required under clause 12.4), and (z) any royalties awarded as a result of such suit or paid in settlement of such suit, claim or demand (with Anthra's approval, as required under clause 12.4) provided however that after the aggregate of all costs, expenses, damages and royalties under clauses (x), (y) and (z) and corresponding clauses (x), (y) and (z) of Section 12.5 of the Development Agreement reaches 9,230,769 dollars (and Anthra's sixty-seven and a half percent

                  (67.5 %) share has reached 6,230,769 dollars), then thereafter Anthra shall be responsible for reimbursing Leiras for one hundred percent (100%) of all further costs, expenses, damages and royalties enumerated under both such clauses (x), (y) and
                  (z), if any. Anthra shall take all appropriate action to minimize damages which may be assessed in any such suit, including, without limitation, accepting any reasonable reformulation of the Product which Leiras, it its reasonable option, may determine to be required.

         (g) The provisions of Sections 12.3 through 12.6 and the last sentence of Section 12.8 shall not apply in the event that Berlex exercises its Option, except that, any claim of infringement made under 35 USC Section 271(e)(2) by reason of any application filed by Anthra with the FDA shall be considered to be included under Sections 12.3 through 12.7.

         (h) Anthra has advised Leiras that Anthra will obtain from its patent counsel an opinion as to whether Marketing or sale of the Product in the Territory may infringe Boehringer Mannheim ("BM"), U.S. patent no. 4,859,472. Following receipt of the opinion of Anthra patent counsel, Anthra will furnish Leiras with a copy thereof and Leiras, Leiras' patent counsel, Anthra and Anthra's patent counsel shall consult with each other, and if the opinion of Anthra patent counsel or Leiras patent counsel, or both, is that there is or may be infringement, then, either Leiras or Anthra may, by written notice to the other, advise the other that it is necessary or desirable to obtain a license with respect to the Product under such patent from BM for the Territory. Thereafter either Leiras or Anthra may commence negotiations with BM with the objective of obtaining such license for both Leiras and Anthra and their respective Affiliates, and Leiras and Anthra shall cooperate in such negotiations and each shall allow the other, to the extent practicable, to participate in its negotiations. Any license negotiated shall provide for a royalty not to exceed five percent (5%) of Net Sales of Products with no upfront cash payment, unless otherwise mutually agreed by the parties. As between Leiras and Anthra, Leiras shall be liable for 32.5% of the royalties and Anthra shall be liable for 67.5% of the royalties, and the royalties shall be counted as royalties under Section 12.6 clause (z) of this Manufacturing Agreement and corresponding
                  Section 13.6 clause (z) of the Development Agreement for purposes of determining when the aggregate of 9,230,769 US Dollars under Sections 12.6 and 13.6 thereof, respectively, has been reached, and thereafter, Anthra, in addition to its other obligations thereunder, shall be liable for one hundred percent (100%) of the royalties due to BM under the license.

         (i) Leiras undertakes to use commercially reasonable efforts to complete a biostudy of the tablet form of the Product by March 31, 1999. Upon completing such study, Leiras agrees promptly to provide Anthra with the data and analysis thereof. In the event that the parties mutually agree to develop a tablet form of the Product, then Anthra shall be responsible for the clinical development work in connection therewith in the Territory, and Leiras shall prepare the CMC Data therefor. The parties agree to share equally the costs of any license that is required to be obtained from any third party, including without limitation Penwest Pharmaceutical Co., in connection with the manufacture, marketing or sale of any such tablet formulation in the Territory. In the event that Berlex exercises the

                  Option, then in all events such rights in and to such development work shall inure to the benefit of Berlex and Berlex shall, within thirty (30) business days after such exercise, reimburse Anthra for all costs and expenses incurred by Anthra in connection with the development of such tablet form of the Product. In the event that Anthra and Leiras decide not to develop a tablet form of the Product, then either party may seek to negotiate a license pursuant to
                  Section 12.8.

         (j) The provisions of this Section 12 shall constitute the exclusive obligations of Leiras or any member of the Schering Group to Anthra and the exclusive rights of Anthra in respect of any claim of patent infringement referred to in Section 12.3.

44.      CONFIDENTIAL INFORMATION

         (a) Confidential Information. Except to the extent permitted by this Section 13 or as otherwise agreed by the parties in writing, the parties agree that, at all times during the term of this Agreement and for thirty (30) years thereafter, the party receiving information hereunder (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose any information furnished to it by another party (the "Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, including Information heretofore furnished to it (the "Confidential Information"), except to the extent that the Receiving Party can establish by competent proof that such information:

                  (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party, as evidenced by the Receiving Party's prior written records;

                  (ii) was part of the public domain at the time of its disclosure by the Disclosing Party;

                  (iii) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement; or

                  (iv) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others.

         (b) Authorized Disclosure. Each party may disclose Confidential Information to the extent that such disclosure is:

                  (i) Made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

                  (ii) Otherwise required by law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which shall be provided to the Disclosing Party at least forty-eight
                           (48) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this
                           Section 13.2(b);

                  (iii) Made by the Receiving Party to the FDA as required in connection with NDA and SNDA submissions for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such Information; or

                  (iv) Made by the Receiving Party to third parties as may be necessary in connection with the development and commercialization of the Product as contemplated by this Agreement, including, without limitation, subcontracting and sublicensing transactions in connection therewith, provided that the Receiving Party in question shall in each case obtain from the proposed third party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Section 13.

         (c) Public Announcements. No party hereto shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the written consent of the other party; provided, however, that each party shall be entitled to disclose information to the extent required to comply with applicable securities laws, including those relating to initial public offerings. The disclosing party shall be solely responsible for the accuracy and completeness of any such disclosure. Except as required by law, no party to this Agreement shall use the name of the other party in any public announcement, press release or other public document without the prior written consent of such other party.

         (d) Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

         (e) Remedies. Each party agrees that the unauthorized use or disclosure of any material Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Section 13, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post a bond as a condition for obtaining any such relief.

45.      FORCE MAJEURE

         (a) Definition. "Force Majeure" shall mean all events which are beyond the control of the parties to this Manufacturing Agreement, and which are unforeseen, unavoidable or insurmountable, and which arise after the date hereof and which prevent total or partial performance by a party. Such events shall include earthquakes; typhoons; flood; fire; war; failure or delay on land, water or air



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                  transportation; governmental prohibition or restriction;
                  strikes or other labor disputes; shortage of labor, fuel, power or energy; technical failures; or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as force majeure in general international commercial practice. Without limitation on the foregoing, Force Majeure shall include inability to obtain suitable materials, components or equipment to sustain the quality of the Product, or inability to manufacture, supply, Market, distribute or sell the Product, on commercially practicable terms.

         (b) Suspension. If an event of Force Majeure occurs, a party's contractual obligations affected by such an event under this Manufacturing Agreement shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

         (c) Informing. The party claiming Force Majeure shall promptly inform the other party in writing and shall furnish within 15 days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The party claiming Force Majeure shall also use all reasonable endeavors to terminate the Force Majeure.

         (d) Consulting. In the event of Force Majeure, the parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.


46.      TERM AND TERMINATION

         (a) Term. This Manufacturing Agreement shall have immediate force and effect on the date hereof and, unless earlier terminated pursuant to this Section 15, shall remain in effect until fifteen (15) years after the date of expiration of the Option



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                  Period under the Development Agreement, and thereafter unless terminated by either party on two (2) years' prior notice effective at the end of such fifteen (15) year period or any anniversary thereof.

         (b) Unilateral Termination by Either Party. Either party shall have the right to terminate this Manufacturing Agreement, immediately on written notice to the other, under any of the following circumstances:

                  (i) if the other party has failed to make a payment due under this Manufacturing Agreement or under the Development Agreement, and such failure is not cured within ten (10) days after written notice to the party whose payment is due;

                  (ii) if the other party has committed a material breach of any other provision of this Manufacturing Agreement or the Development Agreement and such breach is not cured within sixty (60) days after written notice to the party in breach; or

                  (iii) if the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or proposes a written agreement of composition or extension of its debts, or shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or shall propose or be a party to any




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                           dissolution or liquidation, or shall make an
                           assignment for the benefit of its creditors.

         (c) Leiras Termination Rights. Leiras shall have the further right to terminate this Manufacturing Agreement immediately, on written notice to Anthra, if (a) the Development Agreement has been terminated by Leiras in accordance with Sections 18.3(a)(ii), 18.5 or 18.7, (b) there shall be a change of ownership in Anthra such that fifty (50) per cent or more of its shares of voting stock are owned or controlled by an entity which is a competitor of Leiras or Berlex in the Territory, or (c) in the event Berlex exercises its Option.

         (d) Anthra Termination Right. Anthra shall have the further right to terminate this Manufacturing Agreement immediately, on written notice to Leiras, if (a) the Development Agreement has been terminated by Anthra in accordance with Section 18.7 thereof, or (b) in the event Berlex exercises its Option.

         (e) Moneys Due. Upon expiration or termination of this Manufacturing Agreement any moneys accrued, due and payable by one party to the other party hereunder shall be fully paid within one (1) month.

         (f) Leiras License. If Leiras terminates this Manufacturing Agreement in accordance with Section 15.1 hereof, or Anthra terminates the Manufacturing Agreement in accordance with
                  Section 15.2 hereof, then Leiras shall within thirty (30) days after the effective date of such termination, grant to Anthra or a third party designated by Anthra a nonexclusive perpetual license under the Leiras' patents and technology required for the manufacture of the Product in the Territory for sale in the Territory to Anthra or a third party designated by Anthra,



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                  at a royalty equal to five percent (5%) of Net Sales of the
                  Product manufactured using such patents and technology, payable for a period of ten years after the date of such transfer, provided, however, that such royalty per unit of the Product shall not exceed the difference between (i) the weighted average unit Net Sales price in effect for sales of the Product from Leiras to Anthra for the six (6) months prior to the date of termination and (ii) the Net Sales price charged to Anthra by such third party, as the case may be, and provided further that the minimum payment to Leiras during the first year of the license shall be an amount equal to all of Leiras reasonable costs and expenses incurred by Leiras in licensing the technology to Anthra or such third party. After the date that a generic version of disodium clodronate shall be marketed and sold in significant commercial quantities in the Territory, no such royalty shall be payable; provided, however, that Anthra shall reimburse all reasonable costs and expenses incurred by Leiras in licensing such technology to Anthra or such third party. Such technology license shall be based on the assumption of use by the third party of machinery and equipment, raw materials and reagents similar to those used by Leiras. Leiras shall, upon Anthra's request, provide not more than ten person-days of technical assistance to Anthra or such third party in connection with such license.

         (g) Survival. The provisions of Articles 4, 6 (with respect to the Product supplied to Anthra by Leiras), 8, 12 (with respect to actions commenced prior to expiration or termination of this Manufacturing Agreement), 13, 16 and 17 and Sections 15.5, 15.6, 15.8, 16, 17 and 18 and this 15.7 shall survive the expiration or termination of this Manufacturing Agreement.



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         (h)      Limitation of Liability. Termination under any of the
                  provisions of Section 15 shall be without prejudice to any other rights or remedies for failure to meet obligations under this Agreement, but in no event whatsoever shall Leiras or Anthra be entitled to any compensation for loss of profits or business, or for any other incidental, indirect or consequential damages arising out of, or in connection with, their respective obligations under this Manufacturing Agreement. The foregoing limitation shall not apply to any damages payable by any Leiras Indemnitee or Anthra Indemnitee in connection with a suit, investigation, claim or demand under Sections 4.5 or 4.6, respectively.

47.      APPLICABLE LAW

         The validity, interpretation and implementation of this Manufacturing Agreement shall be governed by the internal laws of the State of New York, without regard to the choice of law provisions thereof. The parties hereto expressly exclude application hereto of the U.N. Convention on Contracts for the International Sale of Goods.

48.      ARBITRATION

         Any controversy or claim arising out of or relating to this Manufacturing Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be held in New York, New York, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators appointed. Anthra, on the one hand, and Leiras, on the other hand, shall each appoint one such arbitrator, and the two arbitrators shall appoint a third arbitrator. If the party-appointed arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed in accordance



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         with the Commercial Arbitration Rules of the American Arbitration
         Association. All proceedings under this Section 17 shall be conducted in English in New York, New York, or at such other location as the parties may agree. All arbitration rulings and awards shall be final and binding on the parties. The losing party shall bear the cost of conducting the arbitration, but each party shall otherwise bear its own expenses thereof, including, without limitation, its own legal fees.

49.      COMPLIANCE WITH LAWS

         Anthra shall, in the performance of its obligations under this Agreement, comply and shall cause its Affiliates and sublicensees to comply, with all applicable laws, rules, regulations, NDAs and SNDAs relating to the Product.

50.      MISCELLANEOUS

         (a) Neither party may assign any of its rights and obligations under this Manufacturing Agreement without the prior written consent of the other party, except that Leiras may assign its rights to another member of the Schering Group. Further, Anthra may, without the prior written consent of Leiras, assign its rights to another Anthra Affiliate, so long as (i) such Affiliate assumes in writing satisfactory to Leiras all of Anthra's obligations hereunder, (ii) such assignment is valid only for the period of time during which such Affiliate remains an Affiliate (as defined in Section 1.1 of this Agreement) and such limitation is acknowledged in writing by the Affiliate, and (iii) such assignment shall not release Anthra from any of its obligations under this Agreement. Anthra and such Affiliate shall execute and deliver to Leiras such further documents as Leiras may reasonably



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                  require to confirm their compliance with the requirements
                  hereunder of any such assignment. Any assignment or transfer in violation hereof shall be void.

         (b) Any part or provision of this Manufacturing Agreement which may be held for any reason to be illegal, invalid, unenforceable in or in conflict with the applicable laws or regulations shall be ineffective to the extent of such illegality, invalidity, unenforceability or conflict, and shall be replaced by the parties with a part or provision that accomplishes, to the extent possible, the original commercial purpose and economic benefit of such part or provision in a valid and enforceable manner, without affecting, impairing or invalidating the remaining provisions, which provisions shall remain binding upon the parties hereto and in full force and effect.

         (c) This Manufacturing Agreement together with the Development Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, supersede any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the parties.

         (d) This Manufacturing Agreement does not designate either Leiras or Anthra the agent, partner or legal representative of the other for any purpose whatsoever, and the business conducted by each party pursuant to this Manufacturing Agreement with third parties shall be wholly at its own risk and account as an independent contractor. Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other or to bind the other in any manner whatsoever.



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         (e)      Failure or delay on the part of either party hereto to
                  exercise any right, power or privilege under this Manufacturing Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

         (f) All notices given by either party to the other shall be in writing in English and sent by courier service delivered letter, or by facsimile, cable or telex (copies of which are to be subsequently forwarded as confirmation by courier service delivered letter), the other party's address as indicated below or any other address notified in lieu thereof. All notices shall be effective upon receipt.

         Leiras

         To:      Leiras Oy
                  Pansiontie 47
                  P.O. Box 415
                  Fin-20101 Turku
                  Finland
                  Attention:                         Legal Department
                  Telecopier No.:                    011 358 2 333 2465

         Anthra

         To:      Anthra Pharmaceuticals, Inc.
                  19 Carson Road
                  Princeton, New Jersey 08540
                  Attention:                         Michael Walker, CEO
                  Telecopier No.:                    1-609-924-3875

         (g) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



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                                         LEIRAS OY


                                         By:
                                            ------------------------------------
                                                Name:
                                                Title:


                                         ANTHRA PHARMACEUTICALS, INC.


                                         By:
                                            ------------------------------------
                                                Name:
                                                Title:



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